Exhibit 10.1

$2,000,000,000

TERM LOAN AGREEMENT

among

PARKER-HANNIFIN CORPORATION

as the Borrower

THE LENDERS NAMED HEREIN

as the Lenders

and

KEYBANK NATIONAL ASSOCIATION

as the Administrative Agent

KEYBANK NATIONAL ASSOCIATION,

CITIBANK, N.A.,

BANK OF CHINA, NEW YORK BRANCH, BNP PARIBAS, MIZUHO BANK LTD.,

PNC BANK, NATIONAL ASSOCIATION,

THE TORONTO-DOMINION BANK, NEW YORK BRANCH, TRUIST SECURITIES,

U.S. BANK NATIONAL ASSOCIATION and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Joint Lead Arrangers and Joint Bookrunners

BANK OF CHINA, NEW YORK BRANCH, BNP PARIBAS, MIZUHO BANK LTD.,

PNC BANK, NATIONAL ASSOCIATION,

THE TORONTO-DOMINION BANK, NEW YORK BRANCH, TRUIST SECURITIES,

U.S. BANK NATIONAL ASSOCIATION and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Documentation Agents

CITIBANK, N.A.,

as sole Syndication Agent

dated as of

August 27, 2021

TABLE OF CONTENTS

This Table of Contents is not part of the Agreement to which it is attached but is inserted for convenience of reference only.

i

ii

SCHEDULE I	Commitments
SCHEDULE II	[Reserved]
SCHEDULE III	Liens
SCHEDULE IV	Disclosed Matters

EXHIBIT A	Form of Assignment and Acceptance
EXHIBIT B	Form of Note
EXHIBIT C	Form of Notice of Loan Borrowing/Interest Segment Selection
EXHIBIT D	Form of Closing Date Officer’s Certificate
EXHIBIT E	Form of Confidentiality and Front Running Letter

iii

TERM LOAN AGREEMENT

This TERM LOAN AGREEMENT (as the same may from time to time be amended, restated or otherwise modified, this “Agreement”) is made effective as of August 27, 2021 among:

(a)    PARKER-HANNIFIN CORPORATION, an Ohio corporation (the “Borrower”);

(b)    the financial institutions listed on the signature pages hereof and each other Eligible Transferee (as defined below) that from time to time becomes a party hereto pursuant to Section 10.04(b) hereof (collectively, the “Lenders” and, individually, each a “Lender”); and

(c)    KEYBANK NATIONAL ASSOCIATION, as the administrative agent for the Lenders (in such capacity, the “Administrative Agent”).

WITNESSETH

WHEREAS, the Borrower has requested that the Lenders provide a term loan facility to the Borrower in the amount of $2,000,000,000 and the Lenders are prepared to do so for the purposes and subject to the terms and conditions set forth in this Agreement;

NOW, THEREFORE, the parties agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01.    Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Acceptance Condition” means the condition with respect to the number of acceptances to the Offer which must be secured in order for the Offer to become or be declared unconditional.

“Acquired Business” means the Target, together with its Subsidiaries.

“Acquisition” means the acquisition by the Borrower of Target Shares pursuant to (a) a Scheme or (b) an Offer and (if applicable) a Squeeze-Out, in each case, including (i) any fees and stamp duty payable by the Borrower in connection with the acquisition and (ii) any proposal made by the Borrower pursuant to Rule 15 of the Takeover Code).

“Acquisition Documents” means the Scheme Documents or the Offer Documents (as the case may be).

“Administrative Agent” has the meaning specified in the recital of the parties to this Agreement.

“Administrative Agent’s Account” means an account designated by the Administrative Agent in a notice to the Borrower and the Lenders.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affected Lender” means a Defaulting Lender or an Insolvent Lender.

“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly Controls or is Controlled by or is under common Control with the specified Person.

“Agents” means, collectively, the Administrative Agent and the Syndication Agent.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower and its Subsidiaries from time to time concerning or relating to bribery or corruption (including, without limitation, the Foreign Corrupt Practices Act of 1977 (FCPA) (15 U.S.C. § 78dd-1, et seq.), as amended, and the rules and regulations thereunder).

“Applicable Law” means, as to any Person, all applicable laws binding upon such Person or to which such a Person is subject.

“Applicable Rate” means, for any day, (a) with respect to any LIBOR Fixed Rate Interest Segment, the applicable rate per annum set forth below for each Rating Level Period under the caption “Fixed Rate Spread”, (b) with respect to any Base Rate Interest Segment, the applicable rate per annum set forth below for each Rating Level Period under the caption “Base Rate Spread”, and (c) with respect to the Ticking Fee, the applicable rate per annum set forth below for each Rating Level Period under the caption “Ticking Fee”:

Rating Level Period	Fixed Rate Spread	Base Rate Spread	Ticking Fee
Rating Level I Period	1.000%	0.000%	0.090%
Rating Level II Period	1.125%	0.125%	0.100%
Rating Level III Period	1.250%	0.250%	0.125%
Rating Level IV Period	1.375%	0.375%	0.175%
Rating Level V Period	1.625%	0.625%	0.200%

provided that (a) if the Moody’s Rating, the S&P Rating and the Fitch Rating fall into different Rating Level Periods, then the applicable Rating Level Period shall be deemed to be the Rating Level Period that includes the lower of the two highest Debt Rating levels, (b) if the two highest Debt Rating levels are equivalent, the applicable Rating Level Period shall be deemed to be the Rating Level Period that includes the two highest Debt Rating levels and (c) for purposes of this definition, any change in the Applicable Rate by reason of a change in the Moody’s Rating, the S&P Rating or the Fitch Rating shall be effective as of the date on which such change is first announced by the applicable rating agency.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an assignee, and accepted by the Administrative Agent, in accordance with Section 10.04 and in substantially the form of Exhibit A.

“Availability Period” means the period starting on (and including) the Closing Date and ending on the occurrence of a Mandatory Cancellation Event.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Base Rate” means, at any time, a rate per annum equal to the highest of (a) zero, (b) the Prime Rate, (c) one-half of one percent (1/2%) in excess of the Federal Funds Effective Rate, or (d) one hundred (100.00) basis points in excess of the London Interbank Offered Rate for loans in Dollars with an Interest Period of one month (or, if such day is not a Business Day, such rate as calculated on the most recent Business Day). Any change in the Base Rate shall be effective immediately from and after such change in the Base Rate.

“Base Rate Interest Segment” means a portion of the Loans that bears interest at the Derived Base Rate.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” has the meaning specified in the recital of the parties to this Agreement.

“Business Day” means a day (a) on which banks are not required or authorized to close in New York City or Cleveland, Ohio, and (b) if the applicable Business Day relates to any LIBOR Fixed Rate Interest Segment, on which dealings are carried on in the London interbank market.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal Property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Certain Funds Covenant” means, with respect to the Borrower (and not, for the avoidance of doubt, in respect of any obligation to procure that any Subsidiary of the Borrower, the Target or any Subsidiary of the Target take, or refrain from taking, any action), any covenant under any of Sections 6.03(a), 6.09, 6.11 (excluding clauses (a)(i), (a)(iv), (a)(v), (a)(vii), (a)(ix) and (a)(xi)), 7.01 (solely with respect to intentional breaches thereof by the Borrower) or 7.02(a).

“Certain Funds Event of Default” means, with respect to the Borrower only (and not, for the avoidance of doubt, in respect of any obligation to procure that any Subsidiary of the Borrower, the Target or any Subsidiary of the Target take, or refrain from taking, any action and not as a result of any Event of Default that is triggered by any Subsidiary of the Borrower, the Target or any Subsidiary of the Target) any Event of Default under any of Sections 8.01(a), 8.01(b) (insofar as it relates to the payment of interest or fees under the Loan Documents), 8.01(c) (insofar as it relates to a breach of any Certain Funds Representation), 8.01(d) (insofar as it relates to a breach of any Certain Funds Covenant), 8.01(e) (insofar as it relates to a breach of any Certain Funds Covenant), 8.01(h) (but excluding any Event of Default thereunder caused by a frivolous or vexatious (and in either case, lacking in merit) action, proceeding or petition in respect of which no order or decree in respect of such involuntary case or proceeding shall have been entered), 8.01(i) (other than 8.01(i)(ii)(y) or 8.01(i)(iv)), 8.01(j) or 8.01(n) (solely if any material provision in any Loan Document shall cease to be in full force and effect or the Borrower so asserts in writing).

“Certain Funds Period” means the period from and including the Effective Date and ending on the date on which a Mandatory Cancellation Event occurs or exists; it being understood that the Certain Funds Period will end on such date but immediately after the relevant Mandatory Cancellation Event occurs or first exists.

“Certain Funds Purposes” means

(a)    where the Acquisition proceeds by way of a Scheme:

(i)    payment (directly or indirectly) of the cash consideration payable by the Borrower to the holders of the Scheme Shares in consideration of such Scheme Shares being acquired by the Borrower;

(ii)    payment (directly or indirectly) of the cash consideration payable to holders of options to acquire Target Shares pursuant to any proposal in respect of those options as required by the Takeover Code;

(iii)     (directly or indirectly) the Target Refinancing; and

(iv)    payment (directly or indirectly) of the fees, costs and expenses in respect of the Transactions (including stamp duty and stamp duty reserve tax); or

(b)    where the Acquisition proceeds by way of an Offer:

(i)    payment (directly or indirectly) of the cash consideration payable by the Borrower to the holders of the Target Shares subject to the Offer in consideration of the acquisition of such Target Shares pursuant to the Offer;

(ii)    payment (directly or indirectly) of the cash consideration payable to the holders of Target Shares pursuant to the exercise by the Borrower of the Squeeze-Out Rights;

(iii)    payment (directly or indirectly) of the cash consideration payable to holders of options to acquire Target Shares pursuant to any proposal in respect of those options as required by the Takeover Code;

(iv)    (directly or indirectly) the Target Refinancing; and

(v)    payment (directly or indirectly) of the fees, costs and expenses in respect of the Transactions (including stamp duty and stamp duty reserve tax).

“Certain Funds Representation” means, with respect to the Borrower (and not, for the avoidance of doubt, in respect of any obligation to procure that any Subsidiary of the Borrower, Target or any Subsidiary of the Target take, or refrain from taking, any action and not as a result of any misrepresentation with respect to, or made by, any Subsidiary of the Borrower, the Target or any Subsidiary of the Target), any representation and/or warranty under any of Sections 4.01(a) (but with respect to good standing, only to the extent a breach would have a material adverse effect on the Borrower’s ability to perform and comply with its monetary obligations under this Agreement, the Notes and each other Loan Document), Section 4.02, Section 4.03(b)(ii), Section 4.03(c) (limited to violations or defaults under indentures, agreements or other instruments with respect to Indebtedness in an aggregate principal amount exceeding $100,000,000), Section 4.07 and Section 4.10.

“Change in Control” means any of the following events:

(a)    the Borrower is merged, consolidated or reorganized into or with another corporation or other Person, and as a result of such merger, consolidation or reorganization less than a majority of the combined voting power of the then outstanding securities of such corporation or other Person that is the survivor of such merger, consolidation or reorganization immediately after such transaction is held in the aggregate by the holders of Voting Stock immediately prior to such transaction;

(b)    the Borrower sells all or substantially all of its Property to any other corporation or other Person, and less than a majority of the combined voting power of the then outstanding securities of such corporation or other Person immediately after such transaction is held in the aggregate by the holders of Voting Stock immediately prior to such sale; and/or

(c)    any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable, except that for purposes of this subsection (c) such person or group shall be deemed to have “beneficial ownership” of all shares that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), other than any “person” or “group” that is a Wholly-Owned Subsidiary of the Borrower, is or becomes the “beneficial owner” (as such term is used in Rule 13d-3 promulgated pursuant to the Exchange Act), directly or indirectly, of more than forty percent (40%) of the aggregate voting power of all Voting Stock of the Borrower.

“Closing Date” means the date on which the conditions precedent set forth in Section 5.02 shall have been satisfied (or waived in accordance with Section 10.02).

“Closing Date Officer’s Certificate” means a certificate substantially in the form of Exhibit D, dated as of the Closing Date, and signed by the President, a Vice President or a Financial Officer of the Borrower, certifying that:

(a)    the condition set forth in Section 5.02(d) has been satisfied;

(b)    there have been no changes since the Effective Date with respect to the documents delivered or matters certified (as applicable) pursuant to Section 5.01(d) (or otherwise providing updates to such documents or certifications); and

(c)    (i) in the case of an Offer, that the Minimum Acceptance Level has been achieved and the Offer Unconditional Date has occurred; and (ii) in the case of the Scheme, that the Scheme Effective Date has occurred, in each case without the Borrower having agreed to any Materially Adverse Amendment to the applicable Acquisition Documents except in accordance with Section 6.11(b).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means the obligation hereunder of each Lender to make Loans to the Borrower, in a principal amount not to exceed the amount set forth opposite such Lender’s name under the column headed “Commitment Amount” as set forth on Schedule I hereto. As of the date hereof, the aggregate amount of the Commitments is $2,000,000,000.

“Companies Act” means the Companies Act 2006 of the United Kingdom, as amended.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.

“Controlling” and “Controlled” have meanings correlative thereto.

“Court” means the High Court of Justice of England and Wales.

“Court Meeting” means the meeting or meetings of Scheme Shareholders (or any adjournment thereof) to be convened at the direction of the Court for the purposes of considering and, if thought fit, approving the Scheme.

“Court Order” means the Order of the Court sanctioning the Scheme.

“Debt Rating” means the Moody’s Rating, the S&P Rating or the Fitch Rating.

“Debt to Capitalization Ratio” means, at any time, the ratio of (a) Total Debt to (b) Total Capitalization.

“Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means a Lender, as reasonably determined by the Administrative Agent, that (a) has failed (which failure has not been cured) to fund the Loans required to be made hereunder in accordance with the terms hereof within two Business Days of the date such funding was required (unless such Lender shall have notified the Administrative Agent and the Borrower in writing of its good faith determination that a condition precedent hereunder to its obligation to fund the Loans shall not have been satisfied); (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with any of its funding obligations under this Agreement (unless such Lender shall have notified the Administrative Agent and the Borrower in writing of its good faith determination that a condition precedent hereunder to its obligation to fund the Loans shall not have been satisfied) or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or generally under other agreements in which it commits to extend credit; (c) has failed, within three Business Days after receipt of a written request from the Administrative Agent or the Borrower to confirm that it will comply with the terms of this Agreement relating to its obligation to fund the Loans, and such request states that the requesting party has reason to believe that the Lender receiving such request may fail to comply with such obligation, and states such reason (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower); or (d) has failed to pay to the Administrative Agent or any other Lender when due an amount owed by such Lender to the Administrative Agent or any other Lender pursuant to the terms of this Agreement, unless such amount is subject to a good faith dispute or such failure has been cured. Any Defaulting Lender shall cease to be a Defaulting Lender when the Administrative Agent determines, in its reasonable discretion, that such Defaulting Lender is no longer a Defaulting Lender based upon the characteristics set forth in this definition.

“Derived Base Rate” means a rate per annum equal to the sum of the Applicable Rate (from time to time in effect) for Base Rate Interest Segments plus the Base Rate.

“Derived LIBOR Fixed Rate” means a rate per annum equal to the sum of the Applicable Rate (from time to time in effect) for LIBOR Fixed Rate Interest Segments plus the LIBOR Rate.

“Disclosed Matters” means the actions, suits and proceedings disclosed in Schedule IV.

“Disposition” means, with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer, or other disposition thereof (in one transaction or in a series of transactions and whether effected pursuant to a division or otherwise), including as a result of foreclosure, casualty, condemnation or other similar events. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Lender” means competitors of the Borrower and its Subsidiaries that have been specified in writing to the Administrative Agent and the Lenders from time to time by the Borrower; provided that no such updates to the list shall be deemed to retroactively disqualify any parties that have previously acquired an assignment or participation interest in respect of the Commitments or Loans from continuing to hold or vote such previously acquired assignments and participations on the terms set forth herein for Lenders that are not Disqualified Lenders.

“Dodd-Frank Act” means the Dodd–Frank Wall Street Reform and Consumer Protection Act (Pub.L. 111-203, H.R. 4173) signed into law on July 21, 2010, as amended from time to time.

“Dollars” and “$” means the lawful money of the United States of America.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in subpart (a) of this definition, or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in subparts (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions precedent set forth in Section 5.01 shall have been satisfied (or waived in accordance with Section 10.02).

“Eligible Transferee” means a commercial bank, financial institution or other “accredited investor” (as defined in SEC Regulation D) that is not the Borrower, a Subsidiary, an Affiliate of the Borrower, a natural person (or holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person), a Disqualified Lender or any Affected Lender.

“Environmental Claim” means, with respect to any Person, any written or oral notice, claim, demand or other communication (collectively, a “claim”) by any other Person alleging or asserting such Person’s liability for investigatory costs, cleanup costs, governmental response costs, damages to natural resources or other Property, personal injuries, fines or penalties arising out of, based on or resulting from (i) the presence, or Release into the environment, of any Hazardous Material at any location, whether or not owned by such Person, or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law. The term “Environmental Claim” shall include, without limitation, any claim by any Governmental Authority for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and any claim by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence of Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating to the environment, preservation or reclamation of natural resources, or the management, release or threatened release of any Hazardous Material.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Erroneous Payment” has the meaning specified in Section 9.08(a).

“Erroneous Payment Deficiency Assignment” has the meaning specified in Section 9.08(d).

“Erroneous Payment Return Deficiency” has the meaning specified in Section 9.08(d).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board, as in effect from time to time.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.12) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.10, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.10(g) and (d) any Taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Effective Rate” means, for any day, the rate per annum (rounded upward to the nearest one one-hundredth of one percent (1/100 of 1%)) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the date hereof.

“Fee Letter” means the Fee Letter, dated as of August 11, 2021, by and among the Borrower and the Administrative Agent, as the same may from time to time be amended, restated or otherwise modified.

“Final Funding Date” means the earlier of (i) the last day of the Availability Period and (ii) the first date occurring on or after the Closing Date on which all Commitments have been terminated (including as a result of the funding of Loans) or have expired in accordance with the terms of this Agreement.

“Financial Officer” means the chief financial officer, principal accounting officer or treasurer of the Borrower.

“First Principal Payment Date” means the first Quarterly Date following the Final Funding Date or, if the first Quarterly Date is less than ninety (90) days from the Final Funding Date, then the next subsequent Quarterly Date.

“Fitch” means Fitch Ratings, or any successor thereto.

“Fitch Rating” means, at any time, the then current rating by Fitch (including the failure to rate) of the Borrower’s senior, unsecured, non-credit-enhanced long-term indebtedness for money borrowed.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“GAAP” means generally accepted accounting principles in the United States.

“General Meeting” means the general meeting of the holders of Target Shares (or any adjournment thereof) to be convened in connection with the implementation of a Scheme.

“Governmental Authority” means any government or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to Property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of Property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on Property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Party” has the meaning specified in Section 10.03(b).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Insolvent Lender” means a Lender, as reasonably determined by the Administrative Agent, that (a) is or has become insolvent or is the subsidiary of a Person that is or has become insolvent; (b) has become the subject of a proceeding under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment, or is a subsidiary of a Person that has become the subject of a proceeding under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; or (c) has become the subject of a Bail-In Action; provided that a Lender shall not be an Insolvent Lender solely by virtue of the ownership or acquisition or control of an equity interest in such Lender or a parent company thereof by a Governmental Authority, so long as such ownership or acquisition or control does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any Insolvent Lender shall cease to be an Insolvent Lender when the Administrative Agent determines, in its reasonable discretion, that such Insolvent Lender is no longer an Insolvent Lender based upon the characteristics set forth in this definition.

“Interest Adjustment Date” means the last day of each Interest Period.

“Interest Period” means, with respect to a LIBOR Fixed Rate Interest Segment, the period commencing on the date such LIBOR Fixed Rate Interest Segment is made and ending on the last day of such period, as selected by the Borrower pursuant to the provisions hereof, and, thereafter (unless such LIBOR Fixed Rate Interest Segment is converted to a Base Rate Interest Segment), each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of such period, as selected by the Borrower pursuant to the provisions hereof. The duration of each Interest Period for a LIBOR Fixed Rate Interest Segment shall be one month, three months or six months, in each case as the Borrower may select upon notice, as set forth in Section 2.05 hereof; provided that, if the Borrower shall fail to select the duration of any Interest Period at least three Business Days prior to the Interest Adjustment Date applicable to such LIBOR Fixed Rate Interest Segment, the Borrower shall be deemed to have converted such LIBOR Fixed Rate Interest Segment to a Base Rate Interest Segment at the end of the then current Interest Period. Any Interest Period that would otherwise end after the Maturity Date shall end on the Maturity Date.

“Interest Segment” means a Base Rate Interest Segment or a LIBOR Fixed Rate Interest Segment.

“KeyBank” means KeyBank National Association and its successors.

“Lead Arranger” means KeyBank, Citibank, N.A. and Bank of China, New York Branch, BNP Paribas, Mizuho Bank Ltd., PNC Bank, National Association, The Toronto-Dominion Bank, New York Branch, Truist Securities, U.S. Bank National Association and Wells Fargo Bank, National Association, each in its capacity as a joint lead arranger and joint bookrunner hereunder.

“Lenders” has the meaning specified in the recital of the parties to this Agreement and shall include each Lender that is listed on Schedule I, and each other Person that from time to time becomes a party hereto as a “Lender” pursuant to Section 10.04.

“LIBOR Fixed Rate” means for any Interest Period for any LIBOR Fixed Rate Interest Segment, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of one percent) equal to the rate of interest, determined by the Administrative Agent in accordance with its usual procedures (which determination shall be conclusive absent manifest error) as of approximately 11:00 A.M. (London time) two Business Days prior to the beginning of such Interest Period pertaining to such Interest Segment, as listed as the London interbank offered rate, as published by Thomson Reuters or Bloomberg (or, if for any reason such rate is unavailable from Thomson Reuters or Bloomberg, from any other similar company or service that provides rate quotations comparable to those currently provided by Thomson Reuters or Bloomberg) for Dollar deposits in immediately available funds with a maturity comparable to such Interest Period. Notwithstanding the foregoing, if at any time the LIBOR Fixed Rate, as determined above, is less than zero, it shall be deemed to be zero for purposes of this Agreement.

“LIBOR Fixed Rate Interest Segment” means a portion of the Loans that bears interest at the Derived LIBOR Fixed Rate.

“LIBOR Rate” means, for any Interest Period for each LIBOR Fixed Rate Interest Segment, an interest rate per annum equal to the rate per annum obtained by dividing (a) the LIBOR Fixed Rate for such Interest Period, by (b) a percentage equal to one hundred percent (100%) minus the Reserve Percentage for such Interest Period.

“Lien” means (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge, assignment, deemed trust, security interest or other arrangement or condition that secures payment or performance of an obligation of the Borrower or any of its Subsidiaries, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing), and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan” means a loan made to the Borrower by the Lenders hereunder, in accordance with Section 2.01 hereof.

“Loan Documents” means, collectively, this Agreement, the Notes and the Fee Letter, as any of the foregoing may from time to time be amended, restated or otherwise modified or replaced, and any other document delivered pursuant thereto.

“Long-Stop Date” means February 2, 2023, or such later date which is no later than: (a) where the Acquisition proceeds by way of a Scheme, the date that is six weeks after the date first set forth above; or (b) where the Acquisition proceeds by way of an Offer, the date that is eight weeks after the date first set forth above.

“Mandatory Cancellation Event” means the occurrence of any of the following conditions or events:

(a)    where the Acquisition proceeds by way of a Scheme:

(i)    a Court Meeting is held (and not adjourned or otherwise postponed) to approve the Scheme at which a vote is held to approve the Scheme, but the Scheme is not so approved by the requisite majority of the Scheme Shareholders at such Court Meeting;

(ii)    a General Meeting is held (and not adjourned or otherwise postponed) to pass the Scheme Resolutions at which a vote is held on the Scheme Resolutions, but the Scheme Resolutions are not passed by the requisite majority of the shareholders of the Target at such General Meeting;

(iii)    applications for the issuance of the Court Order are made to the Court (and not adjourned or otherwise postponed) but the Court (in its final judgment) refuses to grant the Court Order;

(iv)    the Scheme lapses or is withdrawn with the consent of the Panel or by order of the Court;

(v)    a Court Order is issued but not filed with the Registrar within ten Business Days of (x) its issuance or (y), if first required by Her Majesty’s Revenue and Customs of the United Kingdom and the Registrar, its stamping;

(vi)    the date which is 15 days after the Scheme Effective Date (or, if later, the date immediately following any extension of the period for settlement of consideration provided by the Panel pursuant to the Takeover Code); or

(vii)    the Long-Stop Date, unless the Scheme Effective Date has occurred on or prior thereto,

unless, in respect of clauses (i) to (vi) inclusive above, for the purpose of switching from a Scheme to an Offer, within five Business Days of such event the Borrower has notified the Agents it intends to issue, and then within 10 Business Days (or such later period as the Syndication Agent may agree in its sole discretion) after delivery of such notice does issue, an Offer Press Release (in which case no Mandatory Cancellation Event shall have occurred pursuant to clauses (i) to (vi)) and provided that the postponement or adjournment of any Court Meeting, General Meeting or application referred to in this paragraph (a) shall not constitute a Mandatory Cancellation Event if such Court Meeting, General Meeting or application is capable of being re-convened, re-submitted or granted on a future date;

(b)     where the Acquisition proceeds by way of an Offer:

(i)    such Offer lapses, terminates or is withdrawn with the consent of the Panel unless, for the purpose of switching from an Offer to a Scheme, within five Business Days of such event the Borrower has notified the Agents it intends to issue, and then within 10 Business Days (or such later period as the Syndication Agent may agree in its sole discretion) after delivery of such notice does issue, a Scheme Press Release (in which case no Mandatory Cancellation Event shall have occurred);

(ii)    the date upon which all payments made or to be made for Certain Funds Purposes have been paid in full in cleared funds;

(iii)    the date falling 90 days after the Offer Unconditional Date; or

(iv)    the Long-Stop Date, unless the Offer Unconditional Date has occurred on or prior thereto.

“Margin Stock” means “margin stock” within the meaning of Regulations T, U and X of the Board.

“Material Adverse Effect” or “Material Adverse Change” means a material adverse effect on or a material adverse change in (a) the business, condition (financial or otherwise), operations, performance or Properties of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower or of the Borrower and its Subsidiaries taken as a whole to perform any of their obligations under this Agreement or any of the other Loan Documents to which they are parties, or (c) the rights of or benefits available to the Lenders or the Administrative Agent under this Agreement or any of the other Loan Documents.

“Material Indebtedness” means (a) Indebtedness (other than the Loans hereunder), or (b) obligations in respect of one or more Hedging Agreements, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount (whether or not drawn) exceeding $50,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of any Person in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Person would be required to pay if such Hedging Agreement were terminated at such time.

“Materially Adverse Amendment” means a modification, amendment or waiver to or of the terms or conditions (including the treatment of a condition as having been satisfied) of the Acquisition Documents compared to the terms and conditions that are included in the draft of the Press Release issued on August 2, 2021 that is materially adverse to the interests of the Lenders (taken as a whole) under the Loan Documents; it being acknowledged (except (x) to the extent paid in the form of common stock of the Borrower or (y) as otherwise agreed in writing by the Syndication Agent) that an increase to the purchase price for the Target Shares would be materially adverse to the Lenders; provided, that any modification, amendment or waiver (including the treatment of a condition as having been satisfied) (i) that is required pursuant to (or reasonably determined by the Borrower as being necessary or desirable to comply with the requirements or requests of) the Takeover Code or by a court of competent jurisdiction, any other applicable law, regulation or regulatory body or the Panel (including any refusal by the Panel to allow the invocation of a condition) or (ii) reducing the Acceptance Condition to not less than the Minimum Acceptance Level in accordance with Section 6.11(a)(ii), or (iii) waiving any condition that the Panel has not given the Borrower its consent to invoke, (iv) in the case of an Offer, that is an extension of the period in which holders of the Target Shares may accept the Offer or (v) necessary to effect the switch from a Scheme to an Offer (or vice versa), in each case, shall not be a Materially Adverse Amendment. In the case of an Offer, if the Borrower or any person acting in concert with the Borrower (within the meaning of the Takeover Code) makes an acceleration statement (within the meaning of the Takeover Code) which includes a statement that the Borrower has waived any conditions to the Offer, such waiver shall be considered to be a voluntary waiver for the purposes of this definition and not a requirement of the Takeover Code or the Panel.

“Maturity Date” means the earlier of (a) the date that is three years after the Closing Date (or if such date is not a Business Day, the Business Day immediately preceding such date) and (b) the date on which the maturity of the Loans is accelerated in accordance with the terms hereof.

“Maximum Rate” has the meaning specified in Section 2.04(c).

“Minimum Acceptance Level” has the meaning specified in Section 6.11(a).

“Moody’s” means Moody’s Investors Service, Inc., or any successor thereto.

“Moody’s Rating” means, at any time, the then current rating by Moody’s (including the failure to rate) of the Borrower’s senior, unsecured, non-credit-enhanced long-term indebtedness for money borrowed.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Note” means a Note, in the form of the attached Exhibit B executed and delivered pursuant to Section 2.02 hereof.

“Notice of Loan Borrowing/Interest Segment Selection” means a Notice of Loan Borrowing/Interest Segment Selection, in the form of the attached Exhibit C executed and delivered pursuant to Section 2.05(a) hereof.

“Offer” means a contractual takeover offer within the meaning of Section 974 of the Companies Act made by the Borrower for all of the Target Shares other than any Target Shares that at the date of the offer are already held by the Borrower (as that offer may be amended in accordance with the terms of this Agreement) which, for the avoidance of doubt, is not effected by way of a Scheme.

“Offer Documents” means the Offer Press Release, the offer document to be sent by the Borrower to the holders of Target Shares and any other material document sent by the Borrower to Target Shareholders in relation to the terms and conditions of an Offer.

“Offer Press Release” means the press release announcing, in compliance with Rule 2.7 of the Takeover Code, a firm intention to make an offer for the Target which is to be implemented by way of an Offer or, as the case may be, a conversion from a Scheme to an Offer in accordance with Section 8 of Appendix 7 to the Takeover Code.

“Offer Unconditional Date” means the date on which the Offer becomes or is declared unconditional.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in the Loans or in any Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution,

delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.12).

“Panel” means the Panel on Takeovers and Mergers in the United Kingdom.

“Participant” has the meaning specified in Section 10.04(e).

“Participant Register” has the meaning specified in Section 10.04(e).

“Patriot Act” has the meaning specified in Section 10.12.

“Payment Recipient” has the meaning specified in Section 9.08(a).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Encumbrances” means:

(a)    Liens imposed by law for taxes, employment insurance, pension obligations, other social security obligations, and vacation pay that are not yet due or are being contested in compliance with Section 6.04;

(b)    carriers’, warehousemen’s, landlord’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 6.04;

(c)    pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d)    cash deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)    judgment liens in respect of judgments that do not constitute an Event of Default under subpart (k) of Section 8.01; and

(f)    easements, zoning restrictions, rights-of-way and similar encumbrances on real Property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected Property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Press Release” means an Offer Press Release or a Scheme Press Release.

“Prime Rate” means the interest rate determined by the Administrative Agent to be the interest rate established from time to time as KeyBank’s prime rate, whether or not such rate is publicly announced. The Prime Rate may not be the lowest interest rate charged by KeyBank for commercial or other extensions of credit. Each change in the Prime Rate shall be effective immediately from and after such change.

“Property” means any right or interest in or to any and all tangible and intangible assets and properties, including cash, securities, accounts, revenues and contract rights.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Quarterly Dates” means March 31, June 30, September 30 and December 31 in each year; provided that, if any such day is not a Business Day, the relevant Quarterly Date shall be the immediately preceding Business Day.

“Quarterly Principal Payment Amount” means an amount equal to 1.25% of the aggregate principal amount of Loans funded as of (and including) the Final Funding Date.

“Rating Level Period” means a Rating Level I Period, Rating Level II Period, Rating Level III Period, Rating Level IV Period or Rating Level V Period, as applicable.

“Rating Level I Period” means any period during which the S&P Rating is A- or better, the Moody’s Rating is A3 or better or the Fitch Rating is A- or better.

“Rating Level II Period” means any period during which the S&P Rating is BBB+, the Moody’s Rating is Baa1 or the Fitch Rating is BBB+.

“Rating Level III Period” means any period during which the S&P Rating is BBB, the Moody’s Rating is Baa2 or the Fitch Rating is BBB.

“Rating Level IV Period” means any period during which the S&P Rating is BBB-, the Moody’s Rating is Baa3 or the Fitch Rating is BBB-.

“Rating Level V Period” means any period that is not a Rating Level I Period, Rating Level II Period, Rating Level III Period or Rating Level IV Period, and shall include a period during which two or more of S&P, Moody’s and Fitch shall not have a Debt Rating in effect.

“Receiving Agent” means the receiving agent appointed by the Borrower in connection with the acquisition of the Target Shares.

“Recipient” means (a) the Administrative Agent, or (b) any Lender, as applicable.

“Register” has the meaning specified in Section 10.04(c).

“Registrar” means the Registrar of Companies for England and Wales.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, including the movement of Hazardous Materials through ambient air, soil, surface water, ground water, wetlands, land or subsurface strata.

“Replacement Lender” has the meaning specified in Section 2.12(b).

“Required Lenders” means, at any time, Lenders holding more than fifty percent (50%) of the sum of (a) the aggregate unpaid principal amount of the Loans plus (b) during the Availability Period, the aggregate amount of unused Commitments then in effect.

“Reserve Percentage” means, for any Interest Period for each LIBOR Fixed Rate Interest Segment, the reserve percentage (if any) applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with deposits exceeding $1,000,000,000 with respect to liabilities or Property consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on LIBOR Fixed Rate Interest Segments is determined) having a term equal to such Interest Period.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“S&P” means S&P Global Ratings or any successor thereto.

“S&P Rating” means, at any time, the then current rating by S&P (including the failure to rate) of the Borrower’s senior, unsecured, non-credit-enhanced long-term indebtedness for money borrowed.

“Sanctions” means any sanctions enacted, administered, imposed or enforced from time to time by (a) the U.S. government, including those administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom, or other relevant sanctions authorities.

“Scheme” means a scheme of arrangement made pursuant to Part 26 of the Companies Act between the Target and the holders of Target Shares in relation to the transfer of the Scheme Shares to the Borrower as contemplated by the Scheme Circular (as such Scheme Circular may be amended in accordance with the terms of this Agreement).

“Scheme Circular” means the circular (including any supplemental circular) to the shareholders of the Target to be issued by the Target setting out the proposals for the Scheme and containing the notices of the Court Meeting and the General Meeting.

“Scheme Documents” means the Scheme Press Release, the Scheme Circular and any other material document sent to the holders of Target Shares in relation to the terms and conditions of the Scheme.

“Scheme Effective Date” means the date on which a copy of the court order sanctioning the Scheme is duly filed on behalf of the Target with the Registrar and the Scheme becomes effective in accordance with section 899 of the Companies Act.

“Scheme Press Release” means each press release made by or on behalf of the Borrower announcing, in compliance with Rule 2.7 of the Takeover Code, a firm intention to make an offer which is to be implemented by means of the Scheme or, as the case may be, a conversion from an Offer to a Scheme in accordance with Section 8 of Appendix 7 to the Takeover Code.

“Scheme Resolutions” means the resolutions to be set out in the Scheme Circular to be considered and, if thought fit, approved at the General Meeting.

“Scheme Shareholders” means the registered holders of Scheme Shares at the relevant time.

“Scheme Shares” means the Target Shares which are subject to the Scheme in accordance with its terms.

“SEC” means the United States Securities and Exchange Commission, or any governmental body or agency succeeding to any of its principal functions.

“Solvent” when used with respect to any Person, together with its Subsidiaries on a consolidated basis, means that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person and its Subsidiaries, on a consolidated basis, will, as of such date, exceed the amount of all “liabilities of such Person and its Subsidiaries, on a consolidated basis, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person and its Subsidiaries, on a consolidated basis, will, as of such date, be greater than the amount that will be required to pay the liability of such Person and its Subsidiaries, on a consolidated basis, on their debts as such debts become absolute and matured, (c) such Person and its Subsidiaries on a consolidated basis will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person and its Subsidiaries, on a consolidated basis, will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Squeeze-Out” means, if the Borrower becomes entitled to give notice under section 979 of the Companies Act, the procedure to be implemented following the date on which the Offer is declared or becomes unconditional under section 979 of the Companies Act to squeeze out all of the outstanding shares in the Target which the Borrower has not acquired, contracted to acquire or in respect of which it has not received valid acceptances.

“Squeeze-Out Notice” means a notice issued to a holder of Target Shares by the Borrower in accordance with section 979 of the Companies Act.

“Squeeze-Out Rights” means the rights of the Borrower pursuant to sections 979 to 982 of Chapter 3 of Part 28 of the Companies Act to acquire any remaining Target Shares which are the subject of the Offer.

“Subsidiary” means, with respect to any Person, at any date, any other Person a majority of the Voting Stock of which is owned by such first Person, or by such first Person and one or more Subsidiaries thereof, or by one or more Subsidiaries thereof. Unless otherwise specified, “Subsidiary” means a Subsidiary of the Borrower.

“Syndication Agent” means Citibank, N.A., in its capacity as sole syndication agent hereunder.

“Takeover Code” means the City Code on Takeovers and Mergers in the United Kingdom issued by the Panel from time to time.

“Target” means Meggitt PLC.

“Target Existing Debt” means indebtedness and other obligations of the Target and its Subsidiaries under their existing credit facilities.

“Target Refinancing” means, as applicable, (a) the repayment in full of all or certain of the Target Existing Debt, together with any fees, costs, expenses and premia in relation thereto and (b) the release of any guarantees or liens in respect thereof.

“Target Shares” means all of the issued and unconditionally allotted ordinary shares in the Target and any further such shares which may be issued or unconditionally allotted pursuant to the exercise of any subscription or conversion rights, options or otherwise.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Ticking Fee” has the meaning specified in Section 2.08(a).

“Total Capitalization” means, at any time, with respect to the Borrower and its Subsidiaries on a consolidated basis, the sum of (a) the aggregate outstanding principal amount of Indebtedness of the Borrower and its Subsidiaries for or in respect of borrowed money at such time; plus (b) total shareholders’ equity as set forth in the Borrower’s then most recent financial statements delivered hereunder.

“Total Debt” means, at any time, the aggregate outstanding principal amount of Indebtedness of the Borrower and its Subsidiaries on a consolidated basis; provided that, there shall be excluded from Total Debt the amount of any Indebtedness incurred by the Borrower or its Subsidiaries under any offering of notes to the extent the proceeds thereof are (a) intended to be used to finance one or more acquisitions permitted hereunder and (b) held by the Borrower or any Subsidiary in a segregated account pending such application (or pending the redemption of such notes in the event any such acquisition is not consummated), until such time as such proceeds are released from such segregated account.

“Transactions” means (i) the execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents, (ii) the borrowing of the Loans, (iii) the consummation of the Acquisition, (iv) the Target Refinancing, if applicable, and (iv) the payment of fees and expenses related thereto.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“United States” means the United States of America.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 2.10(g).

“Voting Stock” means, at any time, the outstanding securities or other ownership interests of a Person entitled to vote generally in an election of directors or other Persons performing similar functions of such Person.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means the Borrower and the Administrative Agent.

“Wholly-Owned Subsidiary” means any Subsidiary one hundred percent (100%) of the Voting Stock of which (other than directors’ qualifying shares) is owned, directly or indirectly, beneficially and of record, by the Borrower.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 1.02.    Computation of Time Periods; Terms Generally.

(a)    In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” mean “to but excluding”.

(b)    The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein); any reference herein to any Person shall be construed to include such Person’s successors and assigns; the words “herein”, “hereof’ and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof; and all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement.

(c)    Any reference herein to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

SECTION 1.03.    Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. If the Borrower adopts the International Financial Reporting Standards, and such change or adoption results in a change in the calculation of any component (or components in the aggregate) of the financial covenant set forth in Section 7.04 hereof or the related financial definitions, at the option of the Administrative Agent, the Required Lenders or the Borrower, the parties hereto will enter into good faith negotiations to amend such financial covenant and financial definitions in such manner as the parties shall agree, each acting reasonably, in order to reflect fairly such change or adoption so that the criteria for evaluating the financial condition of the Borrower and its Subsidiaries shall be the same in commercial effect after, as well as before, such change or adoption is made (in which case the method and calculating such financial covenants and definitions hereunder shall be determined in the manner so agreed); provided that, until so amended, such calculations shall continue to be computed in accordance with GAAP as in effect prior to such change or adoption. For clarification purposes, the parties hereto acknowledge and agree that in no event will any lease that would have been categorized as an operating lease as determined in accordance with GAAP as in effect on December 31, 2018 be considered a capital lease for any purpose of this Agreement.

ARTICLE II

AMOUNTS AND TERMS OF THE LOANS

SECTION 2.01.    Loans. Subject to the terms and conditions hereof, each Lender severally agrees to make Loans to the Borrower in Dollars, (x) from time to time on any Business Day during the Availability Period for any Certain Funds Purpose other than the Target Refinancing and (y) on the Closing Date, to fund the Target Refinancing, if any, in each case, in an aggregate amount not to exceed such Lender’s Commitment. The Loans may consist of one or more Base Rate Interest Segments and LIBOR Fixed Rate Interest Segments. Amounts prepaid or repaid in respect of the Loans may not be re-borrowed.

SECTION 2.02.    Evidence of Indebtedness. Upon the request of a Lender, to evidence the obligation of the Borrower to repay the portion of the Loan made by such Lender and to pay interest thereon, the Borrower shall execute a Note, payable to such Lender and its registered assigns in the principal amount of its Commitment; provided that the failure of such Lender to request a Note shall in no way detract from the Borrower’s obligations to such Lender hereunder.

SECTION 2.03.    Interest.

(a)    Generally. The Borrower shall pay interest on the unpaid principal amount of each Loan made to it and owing to each Lender from the date of such Loan is funded by the Lenders to the Administrative Agent in accordance with Section 2.05(d) until such principal amount shall be paid in full, (i) in the case of Loans that are Base Rate Interest Segments, at a rate per annum equal to the Derived Base Rate, payable in arrears on each Quarterly Date, commencing with the first Quarterly Date following the Final Funding Date and (ii) in the case of Loans that are LIBOR Fixed Rate Interest Segments, at a rate per annum equal to the Derived LIBOR Fixed Rate, payable in arrears on the applicable Interest Adjustment Date with respect to such Loan that is a LIBOR Fixed Rate Interest Segment (provided that, if an Interest Period shall exceed three months, the interest must also be paid every three months, commencing three months from the beginning of such Interest Period).

(b)    Default Rate. Anything herein to the contrary notwithstanding, if an Event of Default shall occur and be continuing, upon the election of the Administrative Agent or the Required Lenders, the Borrower shall pay interest on the outstanding principal amount of the Loans and on the unpaid amount of all interest, fees and other amounts payable by the Borrower hereunder, such interest to be payable on demand, at a rate per annum equal at all times to (i) in the case of any amount of principal, two percent (2%) per annum above the rate per annum required to be paid pursuant to subsection (a) above, and (ii) in the case of all other amounts, two percent (2%) per annum above the Derived Base Rate.

(c)    Limitation on Interest. In no event shall the rate of interest hereunder exceed the maximum rate allowable by law. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, apply any excess to the payment of outstanding principal, expenses, fees, or premiums rather than interest.

SECTION 2.04.    Voluntary Commitment Reductions and Prepayments.

(a)    Commitment Reductions. The Borrower may at any time, upon not less than three Business Days’ notice to the Administrative Agent, which shall be irrevocable, terminate in whole or in part the Commitments, provided that any notice of termination may state that it is conditioned upon the effectiveness of other credit facilities or the receipt of proceeds from another transaction, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent) if such condition is not satisfied. Each termination of Commitments hereunder shall be permanent.

(b)    Prepayments. The Borrower shall have the right at any time or from time to time to prepay, on a pro rata basis for all of the Lenders, all or any part of the principal amount of the Loans. Such payment shall include interest accrued on the amount so prepaid to the date of such prepayment and shall be without any premium or penalty (other than as set forth in Section 2.09(f)). Each prepayment of the Loans shall be applied as directed by the Borrower.

The Borrower shall give the Administrative Agent irrevocable written notice of prepayment of (i) a Base Rate Interest Segment by no later than 11:00 A.M. (Eastern time) on the Business Day on which such prepayment is to be made, and (ii) a LIBOR Fixed Rate Interest Segment by no later than 1:00 P.M. (Eastern time) two Business Days before the Business Day on which such prepayment is to be made; provided that any notice of prepayment may state that it is conditioned upon the incurrence of other Indebtedness or the receipt of proceeds from another transaction, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent) if such condition is not satisfied.

Each partial reduction of Commitments or prepayment of Loans shall be in the principal amount of not less than Ten Million Dollars ($10,000,000), increased by increments of One Million Dollars ($1,000,000), or, in each case, the entire amount then outstanding.

SECTION 2.05.    Notice of Credit Events; Funding of Interest Segments.

(a)    Notice of Credit Events. The Borrower shall provide to the Administrative Agent a Notice of Loan Borrowing/Interest Segment Selection prior to (i) 11:00 A.M. (Eastern Time) on the proposed date of selection of, or conversion of an Interest Segment to, a Base Rate Interest Segment, and (ii) 11:00 A.M. (Eastern Time) three Business Days (or, with respect to the initial funding of the Loans on the Closing Date, two Business Days at the discretion of the Administrative Agent) prior to the proposed date of selection of, continuation of, or conversion of an Interest Segment to, a LIBOR Fixed Rate Interest Segment; provided that, if the Borrower shall have failed to timely provide a Notice of Loan Borrowing/Interest Segment Selection under subpart (ii) above with respect to the initial funding of the Loans, the Loans made on the Closing Date shall be composed of a Base Rate Interest Segment.

(b)    Conversion and Continuation of Interest Segments.

(i)    At the request of the Borrower to the Administrative Agent, subject to the notice and other provisions of this Agreement, the Lenders shall convert a Base Rate Interest Segment to one or more LIBOR Fixed Rate Interest Segments at any time and shall convert a LIBOR Fixed Rate Interest Segment to a Base Rate Interest Segment on any Interest Adjustment Date applicable thereto.

(ii)    At the request of the Borrower to the Administrative Agent, subject to the notice and other provisions of this Agreement, the Lenders shall continue one or more LIBOR Fixed Rate Interest Segments as of the end of the applicable Interest Period as a new LIBOR Fixed Rate Interest Segment with a new Interest Period.

(iii)    Upon the occurrence and during the continuation of any Event of Default, each LIBOR Fixed Rate Interest Segment may, at the election of the Required Lenders, on the last day of the then existing Interest Period therefor, convert into a Base Rate Interest Segment, and the obligations of the Lenders to make or convert Interest Segments into, or to continue, LIBOR Fixed Rate Interest Segments shall be suspended until such Event of Default no longer exists.

(c)    Minimum Amount. Each request for:

(i)    a Base Rate Interest Segment shall be in the amount of not less than Ten Million Dollars ($10,000,000), increased by increments of One Million Dollars ($1,000,000); and

(ii)    a LIBOR Fixed Rate Interest Segment shall be in the amount of not less than Ten Million Dollars ($10,000,000), increased by increments of One Million Dollars ($1,000,000).

(d)    Funding by Lenders. Each Lender shall, before 11:00 A.M. (Eastern time) on the date that is one Business Day prior to the requested date of borrowing by the Borrower, make available for the account of its lending office to the Administrative Agent at the Administrative Agent’s Account, in same day funds, such Lender’s ratable portion of the requested Loan. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article V, the Administrative Agent will wire or deposit the proceeds of the Loan, in same day funds, to such account as the Borrower may direct on the Closing Date. If the Closing Date does not occur on or before the earlier of the third Business Day after any Loans are funded in accordance with this Section 2.05 and the Long-Stop Date, then on the Business Day immediately following such earlier date (such date, the “Return Date”), (x) the Loans shall immediately be repaid to the Lenders, (y) the Borrower shall pay all interest accrued thereon from the date such Loans were funded to the Administrative Agent to the Return Date (together with any such amounts owed under Section 2.09(f), calculated as if the return of such funds was a prepayment of Loans in an equal principal amount on the Return Date) and (z) if the Long-Stop Date has not occurred, the Commitments shall be restored to the amount they would have been at but for the pre-funding of the Loans in accordance with this Section 2.05. The Borrower shall be liable for all accrued and unpaid interest, fees and other expenses as provided for herein, including any fees and expenses of the Administrative Agent and the Lenders in connection with the pre-funding of the Loans hereunder.

(e)    Obligations Several. The failure of any Lender to make its portion of any Loan shall not relieve any other Lender of its obligation hereunder to make its portion of any Loan, but no Lender shall be responsible for the failure of any other Lender to make their portion of the Loan.

SECTION 2.06.    Payment on the Loans and Other Obligations.

(a)    Payments Generally. Each payment made hereunder or under any other Loan Document by the Borrower shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever.

(b)    Payments in Dollars. All payments (including prepayments) of the principal of or interest on the Loans or other payment, including but not limited to principal, interest, fees or any other amount owed by the Borrower under this Agreement, shall be made in Dollars. All payments described in this subsection (b) shall be remitted to the Administrative Agent, at the address of the Administrative Agent for notices referred to in Section 10.01 hereof for the account of the Lenders not later than 11:00 A.M. (Eastern time) on the due date thereof in immediately available funds. Any such payments received by the Administrative Agent after 11:00 A.M. (Eastern time) shall be deemed to have been made and received on the next Business Day.

(c)    Payments to Lenders. Upon the Administrative Agent’s receipt of payments hereunder, the Administrative Agent shall promptly distribute to each Lender its ratable share of the amount of principal, interest, and facility and other fees received by the Administrative Agent for the account of such Lender. Payments received by the Administrative Agent shall be delivered to the Lenders in immediately available funds. Each Lender shall record any principal, interest or other payments, the principal amounts of Base Rate Interest Segments and LIBOR Fixed Rate Interest Segments, all prepayments and the applicable dates, including Interest Periods, with respect to its portion of the Loans made, and payments received by such Lender, by such method as such Lender may generally employ; provided that failure to make any such entry shall in no way detract from the obligations of the Borrower under this Agreement or any Note. The aggregate unpaid amount of the Loans, types of Interest Segments, Interest Periods and other information with respect to the Loans set forth on the records of the Administrative Agent shall be prima facie evidence, absent manifest error, with respect to such information, including the amounts of principal, interest and fees owing to each Lender.

(d)    Timing of Payments. Whenever any payment to be made hereunder, including, without limitation, any payment to be made on the Loans, shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next Business Day and such extension of time shall in each case be included in the computation of the interest payable on the Loans; provided that, with respect to a LIBOR Fixed Rate Interest Segment, if the next Business Day shall fall in the succeeding calendar month, such payment shall be made on the preceding Business Day and the relevant Interest Period shall be adjusted accordingly.

(e)    Computations. All computations (i) of interest in respect of LIBOR Fixed Rate Interest Segments and of fees (including ticking fees) and other amounts hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable, and (ii) of interest in respect of all other interest segments (including Base Rate Interest Segments) shall be made on the basis of a year of 365 or 366 days, as the case may be, for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable. Each determination by the Administrative Agent of an interest rate or fee hereunder made in accordance with the provisions of this Agreement shall be conclusive and binding for all purposes, absent manifest error.

(f)    Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to any Lender hereunder that the Borrower will not make such payment in full, the Administrative Agent may (but shall not be required to) assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, at its sole discretion, cause to be distributed to each such Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each such Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Effective Rate.

SECTION 2.07.    Mandatory Commitment Reductions and Repayments.

(a)    Commitment Termination Date. Unless previously terminated, the Commitments shall automatically terminate upon the earlier of (i) the Closing Date and (ii) the termination of the Certain Funds Period.

(b)    Repayments. The Borrower promises to repay Loans on the First Principal Payment Date and each Quarterly Date thereafter, in an amount equal to the Quarterly Principal Payment Amount. The Borrower promises to repay all outstanding Loans on the Maturity Date or such earlier date as required herein.

SECTION 2.08.    Payment of Fees.

(a)    Ticking Fee. The Borrower shall pay to the Administrative Agent, for the ratable account of the Lenders, as a consideration for the Commitments, a ticking fee (the “Ticking Fee”) at a rate per annum equal to the Applicable Rate multiplied by the average daily outstanding aggregate amount of the Commitments, which will accrue beginning on October 26, 2021 through the date of termination or expiration of the Commitments (including upon the borrowing of the Loans). The accrued Ticking Fees shall be payable in Dollars quarterly in arrears, commencing on the first Quarterly Date following October 26, 2021 and on each Quarterly Date thereafter, and on the date of termination or expiration of the Commitments (including upon the borrowing of the Loans).

(b)    Lender Fees. The Borrower agrees to pay to the Administrative Agent, for the ratable account of the Lenders, all fees payable for the account of the Lenders, in the amounts and at the times specified in the Fee Letter, to the extent not paid on the Effective Date.

(c)    Agent Fees. The Borrower agrees to pay to the Administrative Agent, for its own account, all fees payable for the Administrative Agent’s own account, in the amounts and at the times specified in the Fee Letter.

SECTION 2.09.    Increased Costs, Illegality, Etc.

(a)    Change in Law. If, due to either (i) the introduction of or any change in or in the interpretation or application (to the extent any such introduction or change occurs after the date hereof) of any law or regulation, or (ii) compliance with any direction, guideline or request from any central bank or other Governmental Authority adopted or made after the date hereof (whether or not having the force of law), there shall be any increase in the cost to, or reduction in the amount receivable by, any Lender in connection with agreeing to make or making, continuing, converting to, funding or maintaining its Commitments or its Loans (other than Indemnified Taxes and Excluded Taxes), then the Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost or reduction. A certificate as to the amount of such increased cost, submitted the Borrower by such Lender, shall be conclusive and binding for all purposes, absent manifest error. For purposes of this Section 2.09, the Dodd-Frank Act, any requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, or the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) under Basel III, and any rules, regulations, orders, requests, guidelines and directives adopted, promulgated or implemented in connection with any of the foregoing, regardless of the date adopted, issued, promulgated or implemented, are deemed to have been introduced and adopted after the Effective Date.

(b)    Capital Requirements. If any Lender determines in good faith that compliance with any law or regulation enacted or introduced after the date hereof or any guideline or request from any central bank or other Governmental Authority adopted or made after the date hereof (whether or not having the force of law) affects or would affect liquidity requirements or the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender, and that the amount of such capital or liquidity requirement is increased by or based upon the existence of such Lender’s Commitment or the Loans, then, upon demand by such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to the Administrative Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender therefor to the extent that such Lender reasonably determines such increase in capital or liquidity requirement to be allocable to the existence of such Lender’s Commitment, or to the making or maintenance of Loans. A certificate as to such amounts submitted to the Borrower (with a copy to the Administrative Agent) by such Lender shall be conclusive and binding for all purposes, absent manifest error.

(c)    Rates Unavailable or Not Covering Costs. Subject in all cases to clause (e) below, if, with respect to any LIBOR Fixed Rate Interest Segments, (i) the Administrative Agent determines that no reasonable basis exists for determining the LIBOR Rate, or (ii) the Required Lenders notify the Administrative Agent that the LIBOR Rate for any Interest Period will not adequately reflect the cost to such Required Lenders of making, funding or maintaining their respective LIBOR Fixed Rate Interest Segments for such Interest Period, the Administrative Agent shall forthwith so notify the Borrower and the Lenders, whereupon such LIBOR Fixed Rate Interest Segment will automatically, on the last day of the then existing Interest Period therefor, be converted to a Base Rate Interest Segment on such day, and the obligation of the Lenders to make, or to convert Interest Segments into LIBOR Fixed Rate Interest Segments shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exists.

(d)    Illegality. Notwithstanding any other provision of this Agreement, if the introduction of or any change in or in the interpretation of (to the extent any such introduction or change occurs after the date hereof) any law or regulation shall make it unlawful, or any central bank or other Governmental Authority having jurisdiction shall assert in writing after the date hereof that it is unlawful, for any Lender to perform its obligations hereunder to make LIBOR Fixed Rate Interest Segments or to continue to fund or maintain LIBOR Fixed Rate Interest Segments, then, on notice thereof and demand therefor by such Lender to the Borrower through the Administrative Agent, (i) each LIBOR Fixed Rate Interest Segment of such Lender will automatically, upon such demand, convert to a Base Rate Interest Segment; and (ii) the obligation of such Lender to make, or to convert Base Rate Interest Segments into, LIBOR Fixed Rate Interest Segments shall be suspended until the Administrative Agent shall notify the Borrower that such Lender has determined that the circumstances causing such suspension no longer exist; provided that, before making any such demand, such Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different lending office if the making of such a designation would allow such Lender or its lending office to continue to perform its obligations to make LIBOR Fixed Rate Interest Segments or to continue to fund or maintain LIBOR Fixed Rate Interest Segments and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

(e)    Replacement of LIBOR Fixed Rate. Notwithstanding anything to the contrary herein or in any other Loan Document:

(i)    Replacing LIBOR Fixed Rate. On March 5, 2021, the Financial Conduct Authority (“FCA”), the regulatory supervisor of the administrator of the LIBOR Fixed Rate (“IBA”), announced in a public statement the future cessation or loss of representativeness of overnight/Spot Next, 1-month, 3-month, 6-month and 12-month tenor settings of the LIBOR Fixed Rate. On the earliest of (x) July 1, 2023, (y) the date that all Available Tenors of the LIBOR Fixed Rate have either permanently or indefinitely ceased to be provided by IBA or have been announced by the FCA pursuant to public statement or publication of information to be no longer representative and (z) the Early Opt-in Effective Date, if the then-current Benchmark is the LIBOR Fixed Rate, the Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any setting of such Benchmark on such day and all subsequent settings without any amendment to, or further action by or consent of any other party to this Agreement or any other Loan Document. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a monthly basis.

(ii)    Replacing Future Benchmarks. If any Benchmark Transition Event occurs after the date hereof (other than in connection with a Benchmark Replacement pursuant to Section 2.09(e)(i)), the then-current Benchmark will be replaced with the Benchmark Replacement for all purposes hereunder and under any Loan Document in respect of any Benchmark setting on the later of (i) as of 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders and the Borrower or (ii) such other date as may be determined by the Administrative Agent, in each case, without any further action or consent of any other party to, this Agreement or any other Loan Document, so long as the Administrative Agent has not received, by such time (or, in the case of clause (ii) above, such time as may be specified by the Administrative Agent as a deadline to receive objections, but in any case, no less than five (5) Business Days after the date such notice is provided to the Lenders and the Borrower), written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders. At any time that the administrator of the then-current Benchmark has permanently or indefinitely ceased to provide such Benchmark or such Benchmark has been announced by the regulatory supervisor for the administrator of such Benchmark pursuant to public statement or publication of information to be no longer representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored, the Borrower may revoke any request for a borrowing of, conversion to or continuation of Loans to be made, converted or continued that would bear interest by reference to such Benchmark until the Borrower’s receipt of notice from the Administrative Agent that a Benchmark Replacement has replaced such Benchmark, and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion of Loans constituting a Base Rate Interest Segment. During the period referenced in the foregoing sentence, the component of Base Rate based upon the Benchmark will not be used in any determination of Base Rate.

(iii)    Benchmark Replacement Conforming Changes. In connection with the implementation and administration of a Benchmark Replacement (whether in connection with the replacement of the LIBOR Fixed Rate or any future Benchmark), the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(iv)    Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.09(e), including, without limitation, any determination with respect to a tenor, rate or adjustment, or implementation of any Benchmark Replacement Conforming Changes, the timing of implementation of any Benchmark Replacement or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding on all parties hereto absent manifest error and may be made in its sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.09(e) and shall not be a basis of any claim of liability of any kind or nature by any party hereto, all such claims being hereby waived individually by each party hereto.

(v)    Unavailability of Tenor of Benchmark. At any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or the LIBOR Fixed Rate), then the Administrative Agent may remove any tenor of such Benchmark that is unavailable or non-representative for such Benchmark (including any Benchmark Replacement) settings and (ii) if such tenor becomes available or representative, the Administrative Agent may reinstate any such previously removed tenor for such Benchmark (including any Benchmark Replacement) settings.

(vi)    Definitions. As used in this Section 2.09(e):

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then-current Benchmark is a term rate, any tenor for such Benchmark that is or may be used for determining the length of an Interest Period or (y) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, pursuant to this Agreement as of such date.

“Benchmark” means, initially, the LIBOR Fixed Rate; provided that if a replacement of the Benchmark has occurred pursuant to this Section 2.09(e), then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate. Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.

“Benchmark Replacement” means, for any Available Tenor:

(1)    For purposes of clause (e)(i) of this Section, the first alternative set forth below that can be determined by the Administrative Agent:

(a)    the sum of: (i) Term SOFR and (ii) 0.11448% (11.448 basis points) for an Available Tenor of one-month’s duration, 0.26161% (26.161 basis points) for an Available Tenor of three-months’ duration, and 0.42826% (42.826 basis points) for an Available Tenor of six-months’ duration, or

(b)    the sum of: (i) Daily Simple SOFR and (ii) the spread adjustment for an Available Tenor of one-month’s duration (0.11448% (11.448 basis points));

provided, however, that if an Early Opt-in Election has been made, the Benchmark Replacement will be the benchmark selected in connection with such Early Opt-in Election; and

(2)    For purposes of clause (e)(ii) of this Section, the sum of (a) the alternate benchmark rate and (b) an adjustment (which may be a positive or negative value or zero), in each case, that has been selected pursuant to this clause (2) by the Administrative Agent and the Borrower as the replacement for such Available Tenor of such Benchmark giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Relevant Governmental Body, for U.S. dollar-denominated syndicated credit facilities at such time;

provided that, if the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day, “ the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Transition Event” means, with respect to any then-current Benchmark other than the LIBOR Fixed Rate, the occurrence of a public statement or publication of information by or on behalf of the administrator of the then-current Benchmark, the regulatory supervisor for the administrator of such Benchmark, the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark, a resolution authority with jurisdiction over the administrator for such Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark, announcing or stating that (a) such administrator has ceased or will cease on a specified date to provide all Available Tenors of such Benchmark, permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark or (b) all Available Tenors of such Benchmark are or will no longer be representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Early Opt-in Effective Date” means, with respect to any Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.

“Early Opt-in Election” means the occurrence of:

(1)    a notification by the Administrative Agent to each of the other parties hereto that at least five currently outstanding U.S. dollar-denominated syndicated credit facilities at such time incorporate or adopt (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR or Term SOFR or any other rate based upon SOFR) as a benchmark rate to replace the LIBOR Fixed Rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

(2)    the joint election by the Administrative Agent and the Borrower to trigger a fallback from the LIBOR Fixed Rate and the provision by the Administrative Agent of written notice of such election to the Lenders.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the LIBOR Fixed Rate.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“SOFR” means, for any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) on the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org (or any successor source for the secured overnight financing rate identified as such by the administrator of the secured overnight financing rate from time to time), on the immediately succeeding Business Day.

“Term SOFR” means, for the applicable corresponding tenor, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

(vii)    Benchmark Notification. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the LIBOR Fixed Rate or with respect to any alternative or successor benchmark thereto, or replacement rate therefor or thereof, including, without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate, as it may or may not be adjusted pursuant to this Section 2.09, will be similar to, or produce the same value or economic equivalence of, the LIBOR Fixed Rate or any other benchmark or have the same volume or liquidity as did the LIBOR Fixed Rate or any other benchmark rate prior to its discontinuance or unavailability.

(f)    If, for any reason, any payment of principal of, or conversion of, any LIBOR Fixed Rate Interest Segment is made by the Borrower to or for the account of a Lender other than on the last day of an Interest Period, the Borrower shall, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment, including any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Interest Segment.

SECTION 2.10.    Taxes.

(a)    Defined Terms. For purposes of this Section 2.10, the term “Applicable Law” includes FATCA.

(b)    Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.10) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)    Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)    Indemnification by the Borrower. The Borrower shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.10) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.04 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)    Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)    Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (ii)(A), (ii)(B), (ii)(D) and (ii)(E) of this Section 2.10) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)    Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)    executed copies of IRS Form W-8ECI;

(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W 8BEN-E; or

(4)    to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner;

(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.10 (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)    Survival. Each party’s obligations under this Section 2.10 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

SECTION 2.11.    Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) of any amount owing to it hereunder (other than amounts payable pursuant to Section 2.09, 2.10 or 10.03) in excess of its ratable share thereof such Lender shall forthwith purchase from the other Lenders such participations in the amounts owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided that, if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (a) the amount of such Lender’s required repayment, to (b) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that, to the fullest extent permitted by applicable law, any Lender so purchasing a participation from another Lender pursuant to this Section 2.11 may exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

SECTION 2.12.    Mitigation; Replacement of Lender.

(a)    Designation of a Different Lending Office. If any Lender requests compensation under Section 2.09 or 2.10, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking the Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.09 or 2.10, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment. In addition, each Lender may, at its option, make its portion of any Loan available to or for the account of the Borrower by causing any foreign or domestic branch or Affiliate of such Lender to make the Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay the Loan in accordance with the terms of this Agreement.

(b)    Election to Replace by the Borrower. Subject to subsection (c) below, in the event that any Lender requests compensation pursuant to Section 2.09 or 2.10, then, so long as such condition exists, the Borrower may at its sole expense and effort require such Lender to assign and delegate, without recourse to or representation or warranty by such Lender, all of such Lender’s Commitment and/or outstanding Loans to an assignee (any such assignee being herein called a

“Replacement Lender”) acceptable to the Borrower and the Administrative Agent, which acceptance shall not be unreasonably withheld; provided that such assignment does not conflict with Applicable Law. The purchase price of any such assignment shall be equal to the aggregate outstanding principal amount of the Loans held by such Lender plus all accrued but unpaid interest and accrued but unpaid fees owing to such Lender (and upon such delegation and assignment, and subject to the execution and delivery to the Administrative Agent by the Replacement Lender of documentation prepared by and satisfactory to the Administrative Agent and compliance with the requirements of Section 10.04(b), the Replacement Lender shall thereupon be deemed to be a Lender for all purposes of this Agreement and shall succeed to the rights and obligations of the Lender being replaced hereunder); provided that the Borrower shall also arrange for payment to the Administrative Agent of the processing and recordation fee specified in Section 10.04(b)(iv) with respect to such assignment. In the event that the Borrower exercises its rights under this subsection (b), the Lender being replaced shall no longer be a party hereto or have any rights or obligations hereunder; provided that the obligations of the Borrower to such Lender under Sections 2.09, 2.10 and 10.03 with respect to events occurring or obligations arising before or as a result of such replacement shall survive such exercise. The Borrower may not exercise its rights under this Section 2.12(b) with respect to any Lender if a Default has occurred and is then continuing.

(c)    Replacement of Affected Lenders. Each Lender agrees that, during the time in which a Lender is an Affected Lender, the Administrative Agent shall have the right (and the Administrative Agent shall, if requested by the Borrower), at the sole expense of the Borrower, upon notice to such Affected Lender and the Borrower and receipt of the Borrower’s written consent thereto, to require that such Affected Lender assign and delegate, without recourse (in accordance with the restrictions contained in Section 10.04 hereof), all of its interests, rights and obligations under this Agreement to an assignee, approved by the Borrower (unless an Event of Default shall exist) and the Administrative Agent, that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that such Affected Lender shall have received payment of an amount equal to the outstanding principal of its portion of the Loan, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from such assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts, including any breakage compensation under Section 2.09(f) hereof).

SECTION 2.13.    Interest Rate Determination.

(a)    Interest Rate Determinations. The Administrative Agent shall give prompt notice to the Borrower and the Lenders of the applicable interest rate determined by the Administrative Agent for purposes of Section 2.03(a).

(b)    Failure to Elect. If the Borrower shall fail to select the duration of any Interest Period for any LIBOR Fixed Rate Interest Segment in accordance with the provisions contained in the definition of “Interest Period”, the Administrative Agent will forthwith so notify the Borrower and the applicable Lenders and such Interest Segment will automatically, on the last day of the then existing Interest Period therefor, convert into a Base Rate Interest Segment.

(c)    Automatic Conversion to Base Rate Interest Segments. On the date on which the aggregate unpaid principal amount of a LIBOR Fixed Rate Interest Segment shall be reduced, by payment or prepayment or otherwise, to less than $10,000,000, such LIBOR Fixed Rate Interest Segment shall automatically, on the last day of the then existing Interest Period therefor, convert into Base Rate Interest Segment. The Administrative Agent shall notify the Lenders and the Borrower of any such conversion.

(d)    Changes in Ratings Systems. If the rating system of Moody’s, S&P or Fitch shall change, or if any such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Administrative Agent (on behalf of the Lenders) shall negotiate in good faith to amend the references to specific ratings in this Agreement to reflect such changed rating system or the non-availability of ratings from such rating agency (provided, that no such amendment to such specific ratings shall in any event be effective without the approval of the Required Lenders).

ARTICLE III

[RESERVED]

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and the Lenders, as of the Effective Date, the Closing Date and upon each borrowing of Loans that:

SECTION 4.01.    Organization; Powers. The Borrower and each Subsidiary is (a) duly organized or incorporated, validly existing and (to the extent applicable) in good standing under the laws of the jurisdiction of its organization or incorporation, (b) has all requisite power and authority to carry on its business as now conducted and (c) except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every other jurisdiction where such qualification is required. Neither the Borrower nor any Subsidiary is an EEA Financial Institution.

SECTION 4.02.    Authorization; Enforceability. The Transactions are within the Borrower’s corporate powers and have been duly authorized by all necessary corporate action and, if required, all necessary shareholder action, and this Agreement has been duly executed and delivered by the Borrower and constitutes, and each of the other Loan Documents to which it is a party when executed and delivered by the Borrower will constitute, a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights, and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

SECTION 4.03.    Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except for such as have been obtained or made and are in full force and effect or otherwise in connection with the Acquisition, (b) do not violate any (i) applicable law or regulation or (ii) the charter, by laws or other organizational documents of the Borrower or any of its Subsidiaries or any partnership agreement to which any of them is party or by which any of them is bound or (iii) any order of any Governmental Authority, (c) do not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any of its Subsidiaries or Property, or give rise to a right thereunder to require any payment to be made by any such Person and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries.

SECTION 4.04.    Financial Condition; No Material Adverse Change.

(a)    Financial Condition. The Borrower has heretofore furnished to the Lenders its consolidated audited balance sheet and statements of income and cash flows as of and for the fiscal year ended June 30, 2020, as reported on by Deloitte & Touche LLP, independent public accountants. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its Subsidiaries as of such date in accordance with GAAP.

(b)    No Material Adverse Change. Since June 30, 2020, no Material Adverse Change has occurred.

SECTION 4.05.    Litigation. There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority now pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries as to which there is a reasonable possibility of an adverse determination, and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect (other than Disclosed Matters).

SECTION 4.06.    Compliance with Laws and Agreements; No Default. The Borrower and each Subsidiary (a) is in compliance with all laws (including ERISA and all applicable Environmental Laws), regulations and orders of any Governmental Authority applicable to it or its Property and all indentures, agreements and other instruments binding upon it or its Property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; (b) is in material compliance with all applicable Bank Secrecy Act and anti-money laundering laws and regulations; and (c) is in compliance, in all material respects, with the Patriot Act (as defined in Section 10.12 hereof). The Borrower has ensured that no Person who owns a controlling interest in or otherwise controls the Borrower is (i) listed on the Specially Designated Nationals and Blocked Person List maintained by the Office of Foreign Assets Control (“OFAC”), Department of the Treasury, or any other similar lists maintained by OFAC pursuant to any authorizing statute, executive order or regulation, or (ii) a Person designated under Section 1(b), (c) or (d) of Executive Order No. 13224 (September 23, 2001), any related enabling legislation or any other similar executive orders. Neither the Borrower nor any of its Subsidiaries, or to the knowledge of the Borrower or any of its Subsidiaries, any director or officer of the Borrower or any of its Subsidiaries, is a Person that is, or is owned or controlled by Persons that are (i) the subject or target of any Sanctions, or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions. Neither the Borrower nor any of its Subsidiaries, or to the knowledge of the Borrower or any of its Subsidiaries, any director, officer, agent, employee or other person acting on behalf of the Borrower or any of its Subsidiaries has taken any action, directly or indirectly, that would result in a violation by such persons of Anti-Corruption Laws, anti-money laundering laws and Sanctions and the Borrower and its Subsidiaries have instituted and maintain policies and procedures designed to ensure continued compliance therewith. No Default has occurred and is continuing.

SECTION 4.07.    Investment Company Status. Neither the Borrower nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 4.08.    Taxes. The Borrower and each Subsidiary has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Person has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 4.09.    Disclosure. None of the reports, financial statements, certificates or other information (other than forward-looking information and projected financial information and information of a general economic nature and general information about the Borrower’s industry) furnished by or on behalf of the Borrower to the Lenders in writing in connection with the negotiation of this Agreement and the other Loan Documents or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being understood that such projected financial information is subject to uncertainties and contingencies, many of which are beyond the control of the Borrower, that no assurances can be given that such projected financial information will be realized, and that actual results may differ in a material manner from such projected financial information).

SECTION 4.10.    Margin Regulations. Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of any extension of credit hereunder will be used for the purpose, whether immediate, incidental or ultimate, of buying or carrying any Margin Stock.

SECTION 4.11.    Beneficial Ownership. As of the Effective Date, the information included in any Beneficial Ownership Certification, if any, delivered pursuant to Section 5.01(f)(ii) is true and correct in all respects.

SECTION 4.12.    Use of Proceeds. The proceeds of the Loans shall be used solely for Certain Funds Purposes.

SECTION 4.13.    Acquisition Documents. In the case of a Scheme, the Scheme Documents contain all the material terms of the Scheme; and in the case of an Offer, the Offer Documents contain all material terms of the Offer.

SECTION 4.14.    Solvency. The Borrower and its Subsidiaries, on a consolidated basis, are, and after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith will be and will continue to be, Solvent.

ARTICLE V

CONDITIONS OF LENDING

SECTION 5.01.    Conditions to Effective Date. The Commitments of each Lender hereunder shall become effective and the Effective Date shall occur subject to the satisfaction (with the Administrative Agent acting reasonably in assessing whether the conditions precedent are satisfied) or waiver in accordance with Section 10.02 of the following conditions precedent:

(a)    Executed Counterparts. The Administrative Agent shall have received from the Borrower and each Lender listed on Schedule I hereto a counterpart of this Agreement signed on behalf of such party.

(b)    Opinion of Counsel to the Borrower. The Administrative Agent shall have received a favorable written opinion (in form and substance satisfactory to the Borrower and the Administrative Agent addressed to the Administrative Agent and the Lenders and dated the Effective Date) of counsel to the Borrower.

(c)    Corporate Documents. The Administrative Agent shall have received (x) a certificate of the secretary, assistant secretary or other appropriate officer of the Borrower attaching, (i) the articles of incorporation of the Borrower, certified as of a recent date by the Secretary of State of the jurisdiction of its incorporation, (ii) the bylaws of the Borrower, (iii) the resolutions, written consents or other applicable action of the Borrower authorizing, among other things, the execution, delivery and performance of this Agreement and the other Loan Documents (including the borrowing of the Loans hereunder), and the Transactions and (iv) an incumbency certificate certifying the names and true signatures of the officers of the Borrower entitled to sign this Agreement and the other Loan Documents, in each case, in form and substance reasonably satisfactory to the Administrative Agent and (y) a good standing certificate for the Borrower from its jurisdiction of its incorporation.

(d)    Fees and Expenses. The Lenders and the Agents shall have received all fees required to be paid under this Agreement and the Fee Letter (or arrangements with respect to the payment thereof which are reasonably satisfactory to the Administrative Agent shall have been made) on or prior to the Effective Date, and all expenses (or arrangements with respect to the payment thereof which are reasonably satisfactory to the Administrative Agent shall have been made) for which invoices have been presented (including the reasonable fees and expenses of legal counsel), at least one (1) Business Day before the Effective Date.

(e)    Notes. The Administrative Agent shall have received Notes duly executed and delivered by the Borrower for each Lender that has requested such Notes prior to the Effective Date.

(f)    KYC Information. The Borrower shall have provided to the Lenders (i) the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the PATRIOT Act, and (ii) if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification, in form and substance satisfactory to Lenders.

The Administrative Agent and the Lenders irrevocably confirm that the Effective Date has occurred on the date of this Agreement.

SECTION 5.02.    Conditions to Closing Date. Subject to Section 5.04, the obligation of each Lender to make a Loan hereunder shall be subject to all of the following conditions precedent having been satisfied (with the Administrative Agent acting reasonably in assessing whether the conditions precedent are satisfied) or waived in accordance with Section 10.02 on or prior to the Long-Stop Date:

(a)    Effective Date. The Effective Date shall have occurred.

(b)    Officer’s Certificate. The Administrative Agent shall have received the Closing Date Officer’s Certificate.

(c)    Scheme/Offer Sanctioned. If the Acquisition is pursuant to:

(i)    a Scheme, then the Scheme Effective Date shall have occurred; or

(ii)    an Offer, then the Offer Unconditional Date shall have occurred,

in each case without the Borrower having agreed to any Materially Adverse Amendment to the applicable Acquisition Documents except in accordance with Section 6.11(b).

(d)    Absence of Certain Funds Event of Default and Accuracy of Certain Funds Representations. On the Closing Date, immediately before and after giving effect to the making of and application of proceeds of the applicable Borrowing, no Certain Funds Event of Default shall have occurred which is continuing.

(e)    Fees. The Lenders and the Agents shall have received all fees required to be paid under this Agreement and the Fee Letter (or arrangements for such fees to be deducted by the Administrative Agent from the proceeds of the Loans shall have been made) on or prior to the Closing Date (and for the avoidance of doubt, a direction by the Borrower to the Administrative Agent to deduct the full amount of such fees from the proceeds of the Loans to be funded on the Closing Date in the applicable request for a borrowing of Loans on the Closing Date or a closing funds flow demonstrating to the reasonable satisfaction of the Administrative Agent that such fees will be paid on the Closing Date shall each be sufficient to satisfy this condition).

(f)    Notice of Loan Borrowing/Interest Segment Selection. The Administrative Agent shall have received a Notice of Loan Borrowing/Interest Segment Selection with respect to the borrowing of the Loans to be made in accordance with the requirements hereof.

SECTION 5.03.    Each Subsequent Borrowing Date. Subject to Section 5.04, the obligation of each Lender to make a Loan on any date after the Closing Date shall be subject to all of the following conditions precedent having been satisfied (with the Administrative Agent acting reasonably in assessing whether the conditions precedent are satisfied) or waived in accordance with Section 10.02 on or prior to the last day of the Availability Period:

(a)    Closing Date. The Closing Date shall have occurred.

(b)    Absence of Certain Funds Event of Default and Accuracy of Certain Funds Representations. On such date, immediately before and after giving effect to the making of and application of proceeds of such Loans, no Certain Funds Event of Default shall have occurred which is continuing and the Certain Funds Representations shall be true and correct in all material respects (or, to the extent qualified by materiality, all respects).

(c)    Fees and Expenses. The Lenders and the Agents shall have received all fees required to be paid under this Agreement and the Fee Letter on or prior to such date, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), at least one (1) Business Day before such date.

(d)    Notice of Loan Borrowing/Interest Segment Selection. The Administrative Agent shall have received a Notice of Loan Borrowing/Interest Segment Selection with respect to the borrowing of the Loans to be made in accordance with the requirements hereof.

SECTION 5.04.    Actions during Certain Funds Period. Notwithstanding anything to the contrary in this Agreement, during the Certain Funds Period no Lender shall (unless (i) in the case of a particular Lender, in respect of clause (c) below, it would be illegal for such Lender to participate in making the Loans; provided, that such Lender has used commercially reasonable efforts to make the Loan through an Affiliate of such Lender not subject to such legal restriction; provided, further, that the occurrence of such event in relation to one Lender shall not relieve any other Lender of its obligations hereunder, (ii) a Certain Funds Event of Default has occurred and is continuing or, in respect of clause (c) below, would result from making such Loans or (iii) in respect of clause (c) below, a Lender is not obligated pursuant to Section 5.02 or 5.03 to make a Loan) be entitled to:

(a)    cancel or terminate any of its Commitments (subject to any commitment reductions made pursuant to Section 2.07);

(b)    rescind, terminate or cancel this Agreement or any of the Loans or exercise any similar right or remedy or make or enforce any claim under this Agreement it may have to the extent to do so would prevent or limit the making of its Loans;

(c)    refuse to participate in the making of its Loans, subject to satisfaction of the conditions set forth in Section 5.02 or 5.03;

(d)    exercise any right of set-off or counterclaim or similar right or remedy to the extent to do so would prevent or limit the making of its Loans; or

(e)    cancel, accelerate or cause repayment or prepayment of any amounts owing under any Loan Document to the extent to do so would prevent or limit the making of its Loans,

provided, that immediately upon the expiration of the Certain Funds Period, all such rights, remedies and entitlements shall be available to the Lenders if applicable at such time notwithstanding that they may not have been used or been available for use during the Certain Funds Period.

SECTION 5.05.    Determinations under Article V. For the purposes of determining compliance with the conditions specified in this Article V, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the applicable date referred to in this Article V specifying its objection thereto.

ARTICLE VI

AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on the Loans and all fees and all other amounts whatsoever payable hereunder shall have been paid in full in cash, the Borrower covenants and agrees with the Administrative Agent and the Lenders that:

SECTION 6.01.    Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent and each Lender:

(a)    within 90 days after the end of each fiscal year of the Borrower, the audited consolidated balance sheet and related statements of income and cash flows of the Borrower and its Subsidiaries as of the end of and for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Deloitte & Touche LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b)    within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, the consolidated balance sheet and related statements of income and cash flows of the Borrower and its Subsidiaries as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for (or, in the case of the balance sheet, as of the end of) the corresponding period or periods of the previous fiscal year, all certified by a Financial Officer of the Borrower as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c)    concurrently with any delivery of financial statements under subpart (a) or (b) of this Section 6.01, a certificate of a Financial Officer of the Borrower (i) certifying as to whether an Event of Default has occurred and is continuing and, if an Event of Default has occurred and is continuing, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 7.04, and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 4.04(a) and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d)    concurrently with any delivery of financial statements under subpart (a) of this Section 6.01, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines);

(e)    promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any of its Subsidiaries with the SEC, or with any national securities exchange; and

(f)    promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any of its Subsidiaries, or compliance with the terms of this Agreement and the other Loan Documents, as the Administrative Agent or any Lender may reasonably request.

Documents required to be delivered pursuant to Section 6.01(a), Section 6.01(b) or Section 6.01(e) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents or notices, or provides a link thereto on the Borrower’s website, or (ii) on which such documents or notices are posted on the Borrower’s behalf on an internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (x) upon the written request of the Administrative Agent, the Borrower shall deliver paper copies of such documents or notices to the Administrative Agent for any Lender that requests the Borrower deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent and (y) the Borrower shall notify the Administrative Agent (by telecopier or electronic mail) of the posting of any such documents or notices and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.

SECTION 6.02.    Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a)    the occurrence of any Default;

(b)    the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any of its Affiliates that could reasonably be expected to result in a Material Adverse Effect;

(c)    the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $10,000,000;

(d)    the assertion of any Environmental Claim by any Person against, or with respect to the activities of, the Borrower or any of its Subsidiaries and any alleged violation of or non-compliance with any Environmental Laws or any permits, licenses or authorizations, other than any Environmental Claim or alleged violation that would not (either individually or in the aggregate) have a Material Adverse Effect; and

(e)    any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 6.02 shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 6.03.    Existence; Conduct of Business. The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect (a) its legal existence and (b) the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided, that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 7.02.

SECTION 6.04.    Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) the failure to make payment could not reasonably be expected to result in a Material Adverse Effect.

SECTION 6.05.    Maintenance of Properties. The Borrower will, and will cause each of its Subsidiaries to, maintain and preserve all of its Property that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted, except where failure to do so would not have a Material Adverse Effect.

SECTION 6.06.    Insurance. The Borrower will, and will cause each of its Subsidiaries to, maintain appropriate and adequate insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is customary in the industries in which the Borrower or such Subsidiary operates.

SECTION 6.07.    Books and Records and Visitation Rights. The Borrower will keep, and cause each of its Subsidiaries to keep, proper books of record and account as are necessary to prepare Consolidated financial statements in accordance with GAAP, in which full and correct entries shall be made of all financial transactions and Property and business of the Borrower and each such Subsidiary in accordance with GAAP. The Borrower will, and will cause each of its Subsidiaries to, at any reasonable time during normal business hours and upon reasonable prior notice and from time to time, permit the Administrative Agent or any of the Lenders or any agents or representatives thereof to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and any of its Subsidiaries with any of their officers or directors and with their independent certified or chartered public accountants.

SECTION 6.08.    Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority (including, without limitation, ERISA and Environmental Laws and any the rules and regulations thereunder) applicable to it or its Property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 6.09.    Use of Proceeds. The proceeds of the Loans shall be used solely for Certain Funds Purposes. No part of the proceeds of the Loans will be used, whether directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying any Margin Stock. The Borrower will not, directly or, to the Borrower’s knowledge, indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (a) (i) to fund activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject or target of Sanctions, or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans, whether as underwriter, advisor, investor, or otherwise); or (b) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of Anti-Corruption Laws or anti-money laundering laws; provided that, for the purposes of the definition of Certain Funds Covenant, payment of the proceeds of the Loans to (A) the Receiving Agent in consideration for the purchase of the Target Shares and the disbursement of those proceeds to the holders of the Target Shares in compliance with its customary procedures, (B) the agent or trustee, as applicable, for the holders of the Target Existing Debt and the disbursement of those proceeds to such holders pursuant to the Target Refinancing, in compliance with the customary procedures of such agent or trustee, and (C) pay (directly or indirectly) any United Kingdom stamp duty and stamp duty reserve tax, or any fees, costs and expenses required to be paid under the terms of the Loan Documents to the Administrative Agent and/or the Lenders, in each case, shall not constitute a breach of clause (a) or (b) of this sentence.

SECTION 6.10.    Beneficial Ownership. Promptly following any request therefor, Borrower shall provide information and documentation reasonably requested by Administrative Agent for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act and, to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, the Beneficial Ownership Regulation.

SECTION 6.11.    Scheme and Offer.

(a)    The Borrower agrees that from and after the Effective Date, it shall:

(i)    not issue any Press Release other than (x) pursuant to Section 6.11(a)(vi), or (y) unless, subject to such amendments as are not Materially Adverse Amendments, that Press Release is consistent in all material respects with the draft of the Press Release issued on August 2, 2021;

(ii)    except as consented to by the Syndication Agent in writing (such consent not to be unreasonably withheld, delayed or conditioned), ensure that the terms of the Offer or Scheme as set out in the Offer Documents or the Scheme Documents (as the case may be and, in each case, other than the Press Release) are consistent in all material respects with the Press Release issued on August 2, 2021, subject to any variation required by the Takeover Code, the Court or the Panel and, in each case, to any variations which would not contravene Section 6.11(b). In the case of an Offer, the Acceptance Condition shall be not capable of being satisfied, unless acceptances have been received that would, when aggregated with all Target Shares (excluding shares held in treasury) directly or indirectly owned by the Borrower, result in the Borrower (directly or indirectly) holding shares representing, in any case, more than 50% of all Target Shares carrying voting rights on a fully diluted basis (excluding any shares held in treasury) as at the date on which the Offer is declared unconditional (the “Minimum Acceptance Level”);

(iii)    comply in all material respects with the Takeover Code and all other applicable laws and regulations material in relation to any Offer or Scheme, subject to any consents, waivers or dispensations granted by the Panel or any other applicable regulator or the requirements of the Court;

(iv)    promptly provide each Agent with such information as it may reasonably request in writing as to the status and progress of the Scheme or Offer (including, in the case of an Offer, the current level of acceptances, the implementation and exercise of the Squeeze-Out Rights and the dispatch of any Squeeze-Out Notices (if relevant) but excluding, in the case of a Scheme, the current level of proxies received and notified to the Target in respect of the Scheme and any other information not freely supplied by the Target), any regulatory and anti-trust clearances required in connection with the Acquisition and such other information as it may reasonably request regarding the status of the Acquisition subject to any confidentiality, regulatory or other restrictions relating to the supply of such information;

(v)    deliver to each Agent copies of each Press Release, each Offer Document, any Scheme Document and all material legally binding agreements entered into by the Borrower in connection with an Offer or Scheme to the extent material to the interests of the Lenders (as reasonably determined by the Borrower), in each case, except to the extent it is prohibited by law or regulation from doing so;

(vi)    in the event that a Scheme is switched to an Offer or vice versa (which the Borrower shall be entitled to do on multiple occasions provided that it complies with the terms of this Agreement), except as consented to by the Syndication Agent in writing (such consent not to be unreasonably withheld, delayed or conditioned), ensure that the terms and conditions contained in the Offer Documents or the Scheme Documents (whichever is applicable) are consistent in all material respects with those set out in the Press Release issued on August 2, 2021 other than (x) any changes permitted to be made in accordance with Section 6.11(b) or which are required to reflect the change in legal form to an Offer or a Scheme, (y) in the case of a Scheme, any variation required by the Court or (z) any amendments that are not Materially Adverse Amendments;

(vii)    in the case of an Offer, following the Closing Date while any Commitments remain outstanding, should the Borrower become entitled to exercise its Squeeze-Out Rights, promptly ensure that Squeeze-Out Notices are delivered to the relevant holders of shares in Target and otherwise comply with all of the applicable provisions of Chapter 3 of Part 28 of the Companies Act to enable it to exercise its Squeeze-Out Rights;

(viii)    shall not take any action, and procure that none of its Affiliates nor any person acting in concert with the Borrower (within the meaning of the Takeover Code) takes any action, which would require the Borrower to make a mandatory offer for the Target Shares in accordance with Rule 9 of the Takeover Code or which would require a change to be made to the terms of the Scheme or the Offer (as the case may be), including pursuant to Rule 6 or Rule 11 of the Takeover Code which change, if made voluntarily, would be a Materially Adverse Amendment;

(ix)    prior to the issuance of the relevant Press Release, not at any time (including following the Offer Unconditional Date or Scheme Effective Date) make any public announcement or public statement (other than in the relevant Press Release or Acquisition Document) concerning this Agreement or the parties to this Agreement (other than the Borrower and its Subsidiaries) in connection with the financing of the Acquisition without the prior written consent of the Syndication Agent (such consent not to be unreasonably withheld, conditioned or delayed) or unless required to do so by the Takeover Code or the Panel, the court, any regulation, any applicable stock exchange, any applicable governmental or other regulatory authority;

(x)    in the case of an Offer, not declare the Offer unconditional unless the Minimum Acceptance Level is achieved;

(xi)    subject always to the Companies Act and any applicable listing rules, in the case of a Scheme, within 30 days after the Scheme Effective Date and, in the case of an Offer, within 60 days after the date upon which the Borrower (directly or indirectly) owns Target Shares (excluding any shares held in treasury) which represent not less than 75% of all Target Shares (excluding any shares held in treasury), procure that such action as is necessary is taken to apply for the cancellation of trading in the Target Shares on the Main Market of the London Stock Exchange and the listing of the Target Shares on the official list maintained by the Financial Conduct Authority pursuant to Part 6 of the Financial Services and Markets Act 2000 and to cause the Target to reregister as a private company under the Companies Act as soon as reasonably practicable thereafter; and

(b)    Except as consented to by the Syndication Agent in writing (such consent not to be unreasonably withheld, delayed or conditioned), the Borrower hereby covenants and agrees that from the Effective Date it will not amend, treat as satisfied or waive (i) any term or condition of the Scheme Documents or the Offer Documents (other than the Acceptance Condition), as applicable, other than any such amendment, treatment or waiver which is not a Materially Adverse Amendment, or (ii) if the Acquisition is proceeding as an Offer, the Acceptance Condition if the effect of such amendment, treatment or waiver would be that the Acceptance Condition would be capable of being satisfied at a level less than the Minimum Acceptance Level.

ARTICLE VII

NEGATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on the Loans and all fees and all other amounts whatsoever payable hereunder shall have been paid in full, the Borrower covenants and agrees with the Administrative Agent and the Lenders that:

SECTION 7.01.    Liens. The Borrower will not, nor will it permit any Subsidiary to, create, assume or suffer to exist any Lien on any Property now owned or hereafter acquired by it, except:

(a)    Liens existing on the date of this Agreement and listed in Schedule III;

(b)    any Lien existing on any Property of any Person at the time such Person becomes a Subsidiary of the Borrower and not created in contemplation of such event; provided that no such Lien shall extend to or cover other Property;

(c)    purchase money Liens upon or in any Property acquired or held by the Borrower or any of its Subsidiaries in the ordinary course of business to secure the purchase price thereof or to secure Indebtedness incurred for the purpose of financing the acquisition, construction or improvement thereof, or Liens existing on any such Property at the time of or within one year of its acquisition or the completion of the construction or improvement thereof, provided that no such Lien shall extend to or cover any Property other than Property being acquired, constructed or improved; provided that individual financings by any lender may be cross-collateralized to other financings provided by such lender or its affiliates;

(d)    any Lien on any Property of any Person existing at the time such Person is merged, amalgamated or consolidated with or into the Borrower or a Subsidiary of the Borrower and not created in contemplation of such event; provided that no such Lien shall extend to or cover other Property;

(e)    any Lien existing on any Property prior to the acquisition thereof by the Borrower or a Subsidiary thereof and not created in contemplation of such acquisition; provided, that no such Lien shall extend to or cover other Property;

(f)    Permitted Encumbrances;

(g)    the replacement, extension or renewal of any Lien otherwise permitted under this Section 7.01 upon or in the same Property theretofore subject thereto; provided that no such extension, renewal or replacement shall extend to or cover any Property not theretofore subject to the Lien being extended, renewed or replaced; and

(h)    precautionary filings of financing statements (under the Uniform Commercial Code from time to time in effect in any applicable jurisdiction and under any comparable foreign regime) in respect of (i) operating leases and (ii) accounts receivable of the Borrower or its Subsidiaries being sold to financial institutions in the ordinary course of business pursuant to receivables purchase agreements, in each case to the extent such precautionary filings cover only those accounts receivable that are the subject of the applicable receivables purchase agreement and the related assets and proceeds thereof.

SECTION 7.02.    Fundamental Changes.

(a)    Mergers, Consolidations, Disposal of Assets, Etc. The Borrower will not, nor will it permit any Subsidiary to, (1) merge into or amalgamate or consolidate with any other Person, or permit any other Person to merge into or amalgamate or consolidate with it, or (2) Dispose of (in one transaction or in a series of transactions) all or substantially all of the Property, or all or substantially all of the stock or other ownership interests of the Borrower’s Subsidiaries (in each case, whether now owned or hereafter acquired), in each case of the Borrower and its Subsidiaries when taken as a whole, or (3) liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any Person may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (ii) any Person (other than the Borrower) may merge into any Subsidiary in a transaction in which the surviving entity is a Subsidiary, (iii) any Subsidiary may sell, transfer, lease or otherwise dispose of its Property to the Borrower or to another Subsidiary and (iv) the stock or Property of any Subsidiary may be sold, and any Subsidiary may be liquidated or dissolved, if the Borrower determines in good faith that such sale, liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders. Notwithstanding the foregoing, neither the consummation of the Acquisition nor the consummation of any transaction in connection therewith as contemplated by the Acquisition Documents (as may be amended or modified in accordance with Section 6.11(b)) shall constitute a breach of this Section 7.02(a).

(b)    Lines of Business. The Borrower will not, nor will it permit its Subsidiaries to, engage in any business which is material to the operations of the Borrower and its Subsidiaries, taken as a whole, other than businesses of the general type conducted by the Borrower and its Subsidiaries on the date of this Agreement and businesses reasonably related thereto or technologically derived therefrom.

SECTION 7.03.    Transactions with Affiliates. The Borrower will not, nor will it permit any of its Subsidiaries to Dispose of any Property to, or purchase, lease or otherwise acquire any Property from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, as determined by the Borrower in good faith, and (b) transactions between or among the Borrower and its Subsidiaries not involving any other Affiliate.

SECTION 7.04.    Debt to Capitalization Ratio. Commencing on the last day of the second full fiscal quarter of the Borrower occurring after the Closing Date, at any time that the Borrower is not able to maintain a Moody’s Rating, S&P Rating and Fitch Rating of A3, A- and A- (or better), respectively, the Borrower will not permit the Debt to Capitalization Ratio (as of the last day of any fiscal quarter of the Borrower) to exceed 0.65 to 1.00.

ARTICLE VIII

EVENTS OF DEFAULT

SECTION 8.01.    Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

(a)    the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof (other than with respect to a contingent notice of prepayment which has been revoked) or otherwise;

(b)    the Borrower shall fail to pay any interest on the Loans or any fee or any other amount (other than an amount referred to in subpart (a) of this Section 8.01) payable under this Agreement or under any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three or more Business Days;

(c)    any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Subsidiaries in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, shall prove to have been incorrect in any material (without duplication of materiality) respect when made or deemed made;

(d)    the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 6.02, 6.03(a), 6.09 or 6.11 or in Article VII;

(e)    the Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in subpart (a), (b) or (d) of this Article VIII), or any other Loan Document, and such failure shall continue unremedied for a period of 30 or more days after notice thereof from the Administrative Agent (given at the request of any Lender) to the Borrower;

(f)    the Borrower or any of its Subsidiaries shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable;

(g)    any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity;

(h)    an involuntary proceeding shall be commenced or an involuntary petition or application shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any of its Subsidiaries (other than a non-material Subsidiary) or its debts, or of a substantial part of its Property, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of its Subsidiaries (other than a non-material Subsidiary) or for a substantial part of its Property, and, in any such case, such proceeding or petition shall continue undismissed or undischarged for a period of 60 or more days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)    the Borrower or any of its Subsidiaries (other than a non-material Subsidiary) shall (i) voluntarily commence any proceeding or file any petition or application seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii)(x) consent to the institution of or (y) fail to contest in a timely and appropriate manner, any proceeding or petition described in subpart (h) of this Section 8.01, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of its Subsidiaries (other than a non-material Subsidiary) or for a substantial part of its Property, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any action for the purpose of effecting any of the foregoing;

(j)    the Borrower or any of its Subsidiaries (other than a non-material Subsidiary) shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k)    one or more judgments for the payment of money in an aggregate amount in excess of $25,000,000 shall be rendered against the Borrower or any of its Subsidiaries or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any Property of the Borrower or any of its Subsidiaries to enforce any such judgment; provided, however, that any such judgment shall not be an Event of Default under this subpart (k) if and for so long as (i) the amount of such judgment is covered by a valid and binding policy of insurance between the defendant and the insurer, and (ii) such insurer has been notified of, and has not disputed in writing, the claim (or the amount of the claim) made for payment of such judgment;

(l)    an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding (i) $10,000,000 in any year or (ii) $50,000,000 for all periods;

(m)    a Change in Control shall occur; or

(n)    any of the Loan Documents shall cease, for any reason, to be in full force and effect, or the Borrower or any of its Subsidiaries or Affiliates shall so assert other than as expressly permitted hereunder or thereunder;

then, subject in all cases to Section 5.04, the Administrative Agent may with the consent of the Required Lenders, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; provided that, in the case of any event with respect to the Borrower described in subpart (h) or (i) of this Article VIII, the Commitments shall automatically terminate and the principal of the Loans then outstanding (if any), together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. The Administrative Agent shall exercise the rights under this Article VIII and all other collection efforts on behalf of the Lenders and no Lender shall act independently with respect thereto, except as otherwise specifically set forth in this Agreement.

Notwithstanding anything in this Agreement or any other Loan Document to the contrary, for a period commencing on the Closing Date and ending on the date falling 180 days after the Closing Date (the “Clean-up Date”), any breach of covenants, misrepresentation or other Default (other than a breach of or Default with respect to Section 7.04), which arises only with respect to the Target and its Subsidiaries will be deemed not to be a breach of representation or warranty, a breach of covenant or an Event of Default, as the case may be, if: (a) it is capable of remedy and reasonable steps are being taken to remedy it; (b) the circumstances giving rise to it have not knowingly been procured by or approved by the Borrower and its Subsidiaries (other than the Target and its Subsidiaries); and (c) it has not had, and is not reasonably likely to have, a Material Adverse Effect.

ARTICLE IX

THE ADMINISTRATIVE AGENT

SECTION 9.01.    Authorization and Action. Each Lender hereby appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. As to any matters not expressly provided for by the Loan Documents, the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lenders; provided that the Administrative Agent shall not be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement or applicable law. The Administrative Agent agrees to give each Lender prompt notice of each notice given to it by or on behalf of the Borrower pursuant to the terms of this Agreement. Each “joint lead arranger”, “book runner”, “syndication agent”, Lead Arranger and the Syndication Agent, in their capacities as such, shall have no powers, duties, responsibilities or liabilities whatsoever under this Agreement or any other Loan Document except as expressly set forth herein, and the inclusion of such titles shall have no substantive effect.

SECTION 9.02.    No Reliance. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with the Loan Documents, except for its or their own gross negligence or willful misconduct, as determined by a final non-appealable judgment of a court of competent jurisdiction. Without limiting the generality of the foregoing, the Administrative Agent (a) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (b) makes no representation or warranty to any Lender and shall not be responsible to any of them for any statements, warranties or representations made in or in connection with the Loan Documents; (c) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any Loan Document on the part of the Borrower or to inspect Property (including the books and records) of the Borrower or any of its Subsidiaries; (d) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of any Loan Document or any instrument or document furnished pursuant hereto; (e) shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to it by the Borrower or a Lender; and (f) shall incur no liability under or in respect of any Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by facsimile) believed by it to be genuine and signed or sent by the proper party or parties.

SECTION 9.03.    Capacity as Lender. With respect to its Commitment and the portion of the Loans made by it, KeyBank shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not the Administrative Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include KeyBank in its individual capacity. KeyBank and its Affiliates may accept deposits from, lend money to, act as trustee under indentures for, accept investment banking engagements from and generally engage in any kind of business with, the Borrower and its Subsidiaries, any of their respective Affiliates and any Person who may do business with or own securities of the Borrower or any such Subsidiary or Affiliate, all as if KeyBank were not Administrative Agent and without any duty to account therefor to the Lenders.

SECTION 9.04.    Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on the financial statements referred to in Section 4.04 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this

Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

SECTION 9.05.    Indemnification. The Lenders agree to indemnify the Administrative Agent severally and ratably in accordance with the amount of Commitments and Loans held by them, for any amounts that the Borrower for any reason fails to indefeasibly pay under Section 10.03; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or willful misconduct of the Administrative Agent, as determined by a final non-appealable judgment of a court of competent jurisdiction. Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any costs and expenses payable by the Borrower under Section 10.03 of this Agreement, to the extent that the Administrative Agent is not promptly reimbursed for such costs and expenses by the Borrower.

SECTION 9.06.    Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower and may be removed at any time with or without cause by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor. If no successor Administrative Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation or the Required Lenders’ removal of the retiring Administrative Agent, then the Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a commercial bank organized or licensed under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000; provided, that, if no such successor is willing and able to function as the Administrative Agent hereunder, such resignation or removal shall nonetheless become effective and (a) the resigning or removed Administrative Agent shall be discharged from its duties and obligations hereunder, and (b) the Required Lenders shall perform the duties of the Administrative Agent (and all payments and communications provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly) until such time as the Required Lenders appoint a successor agent as provided for above in this Section 9.06. Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Administrative Agent’s resignation or removal hereunder as the Administrative Agent, the provisions of this Article IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under the Loan Documents.

SECTION 9.07.    ERISA Representations.

(a)    Each Lender (i) represents and warrants, as of the date such Person became a Lender party hereto, to, and (ii) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Agents and the Lead Arrangers and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:

(b)    (i)     such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, Commitments or this Agreement;

(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, Commitments and this Agreement;

(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, Commitments and this Agreement; or

(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(c)    In addition, unless either (a) subpart (i) in subsection (a) is true with respect to a Lender or (b) such Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in subsection (a) above, such Lender further (1) represents and warrants, as of the date such Person became a Lender party hereto, to, and (2) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Agents and the Lead Arrangers and not, for the avoidance of doubt, to or for the benefit of the Borrower, that neither the Administrative Agent, any of the Agents nor any of the Lead Arrangers is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Commitments, the Loans and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

SECTION 9.08.    Erroneous Payments.

(a)    If the Administrative Agent (x) notifies a Lender or any Person who has received funds on behalf of a Lender (any such Lender or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Lender shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b)    Without limiting immediately preceding clause (a), each Lender or any Person who has received funds on behalf of a Lender (and each of their respective successors and assigns), agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), in each case:

(i)    (A) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii)    such Lender shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 9.08(b).

(c)    Each Lender hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender from any source, against any amount due to the Administrative Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.

(d)    In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender at any time, (A) such Lender shall be deemed to have assigned its Loans (but not its Commitments) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments), the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption (or, to the extent applicable, an agreement incorporating an Assignment and Acceptance by reference pursuant to an approved Electronic Platform] as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Notes evidencing such Loans to the Borrower or the Administrative Agent, (B) the Administrative Agent as the assignee Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (C) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender, (D) the Administrative Agent may reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. The Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that the

Administrative Agent has sold a Loan (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Lender, under the Loan Documents with respect to each Erroneous Payment Return Deficiency.

(e)    The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any obligations owed by the Borrower, except, in each case, to the extent any such Erroneous Payment is, and solely with respect to the amount of any such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower for the purpose of making such Erroneous Payment.

(f)    To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation waiver of, any defense based on “discharge for value” or any similar doctrine.

(g)    Each party’s obligations, agreements and waivers under this Section 9.08 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of any of the Borrower’s obligations (or any portion thereof) under any Loan Document.

ARTICLE X

MISCELLANEOUS

SECTION 10.01.    Notices. All notices and other communications provided for hereunder shall be in writing (including facsimile communication) and mailed, telecopied or delivered:

(a)    if to the Borrower, at its address at Treasury Department, 6035 Parkland Boulevard, Cleveland, Ohio, 44124-4141, Attention of David B. Ostro (Fax No. 216-896-4041, Telephone No. 216-896-2474);

(b)    if to the Administrative Agent, at its address at 127 Public Square, Mailcode: OH-01-27-062, Cleveland, Ohio 44114-1306, Attention of Brian Fox (Fax No. 216-689-4649, Telephone No. 216-689-4599) (provided that, for any funding requests or payments, to the Administrative Agent at its address at 4900 Tiedeman Road, Mailcode: OH-01-49-0362, Brooklyn, Ohio 44144, Attention: Key Agency Servicing Team (Fax No. 216-370-6114, Telephone No. 216-689-5050); and

(c)    if to any Lender, at the address for notices specified in the Administrative Questionnaire of such Lender or as otherwise specified in writing to the Administrative Agent.

Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto (or, in the case of any such change by a Lender, by notice to the Borrower and the Administrative Agent). All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 10.02.    Waivers; Amendments.

(a)    No Deemed Waivers; Remedies Cumulative. No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by subsection (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of any Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

(b)    Amendments. Subject to Section 2.09(e), neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall:

(i)    increase the Commitments of any Lender without the written consent of such Lender;

(ii)    reduce the principal amount of the Loans or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender; provided, that only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrower to pay interest at the default rate;

(iii)    postpone the scheduled date of payment of the principal amount of the Loans, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of the Commitments, without the written consent of each Lender affected thereby; provided that the foregoing shall not apply to a contingent notice of prepayment which has been revoked;

(iv)    change Section 2.11 or the ratable treatment of the Lenders thereunder without the consent of each Lender affected thereby; or

(v)    change any of the provisions of this Section 10.02(b) or the percentage in the definition of the term “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

and provided further that no such agreement shall amend, modify or otherwise affect (x) the rights or duties of the Administrative Agent hereunder or (y) the provisions of Article V, in each case, without the prior written consent of the Administrative Agent. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent to cure any ambiguity, omission, error, defect or inconsistency so long as, in each case, the Lenders shall have received at least five Business Days’ prior written notice thereof (including a copy of such agreement) and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment.

SECTION 10.03.    Costs and Expenses and Indemnification.

(a)    The Borrower agrees to pay and reimburse on demand all reasonable costs and expenses of the Administrative Agent in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement and the other documents to be delivered hereunder, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent with respect thereto and with respect to advising the Administrative Agent as to its rights and responsibilities under this Agreement. The Borrower further agrees to pay on demand all costs and expenses, if any (including, without limitation, counsel fees and expenses of the Administrative Agent and each of the Lenders which shall be limited to one counsel for all such Persons, taken as a whole, and, if necessary, one local counsel in each appropriate jurisdiction for all such Persons, taken as a whole (and, in the case of an actual or potential conflict of interest, of one additional counsel and one additional local counsel in each appropriate jurisdiction for such affected Persons)), incurred by the Administrative Agent or any Lender in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement and the other documents to be delivered hereunder, including, without limitation, counsel fees and expenses in connection with the enforcement of rights under this Section 10.03(a). Such fees and out-of-pocket expenses shall be reimbursed by the Borrower upon presentation to the Borrower of a statement of account, regardless of whether this Agreement is executed and delivered by the parties hereto or the transactions contemplated by this Agreement are consummated.

(b)    The Borrower hereby agrees to indemnify the Administrative Agent, each Lender and each of their respective Affiliates and their respective officers, directors, employees, agents, advisors and representatives (each, an “Indemnified Party”) from and against any and all direct claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and disbursements of counsel, which shall be limited to one counsel for all such Persons, taken as a whole, and, if necessary, one local counsel in each appropriate jurisdiction for all such Persons, taken as a whole (and, in the case of an actual or potential conflict of interest, of one additional counsel and one additional local counsel in each appropriate jurisdiction for such affected Persons)), joint or several, that may be incurred by or asserted or awarded against any Indemnified

Party, in each case arising out of or in connection with or relating to any investigation, litigation or proceeding or the preparation of any defense with respect thereto arising out of or in connection with or relating to this Agreement or the transactions contemplated hereby or thereby or any use made or proposed to be made with the proceeds of the Loans, whether or not such investigation, litigation or proceeding is brought by the Borrower, any of its shareholders or creditors, an Indemnified Party or any other Person, or an Indemnified Party is otherwise a party thereto, and whether or not any of the conditions precedent set forth in Article V are satisfied or the other transactions contemplated by this Agreement are consummated, except to the extent such direct claim, damage, loss, liability or expense resulted from such Indemnified Party’s own gross negligence or willful misconduct, as determined by a final non-appealable judgment of a court of competent jurisdiction. This Section 10.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim (including a value added tax or similar tax charged with respect to the supply of legal or other services).

(c)    The Borrower hereby further agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract, tort or otherwise) to the Borrower for or in connection with or relating to this Agreement or the transactions contemplated hereby or thereby or any use made or proposed to be made with the proceeds of the Loans, except to the extent such liability resulted from such Indemnified Party’s gross negligence or willful misconduct, as determined by a final non-appealable judgment of a court of competent jurisdiction.

(d)    The Borrower agrees not to assert any claim against any Indemnified Party, and each of the Lenders and the Administrative Agent agree not to assert any claim against the Borrower on any theory of liability, for consequential, indirect, special or punitive damages arising out of or otherwise relating to any of the Loan Documents or any of the transactions contemplated hereby or thereby or the actual or proposed use of the proceeds of the Loans.

SECTION 10.04.    Assignments and Participations.

(a)    Assignments Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)    Assignments by Lenders. Any Lender may assign to one or more Eligible Transferees all or a portion of its rights and/or obligations under this Agreement (including all or a portion of its Commitments and/or the Loans at the time owing to it); provided that:

(i)     (x) the Borrower shall give its prior written consent to such assignment (such consent not to be unreasonably withheld or delayed; provided that, during the Certain Funds Period, the Borrower may withhold such consent in its sole discretion unless a Certain Funds Event of Default is continuing), except in the case of any assignment (1) to a Lender, (2) following the Certain Funds Period, to an Affiliate of a Lender, or (3) if an Event of Default (limited during the Certain Funds Period, to a Certain Funds Event of Default) has occurred and is continuing and (y) the Administrative Agent must give its prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed); provided further, that, following the Certain Funds Period, the Borrower shall be deemed to have consented to an assignment unless it shall have objected thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof;

(ii)    except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loan of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $10,000,000 or in an integral multiple of $1,000,000 in excess thereof unless each of the Borrower and the Administrative Agent otherwise consent; provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(iii)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations with respect to the Commitments and Loans under this Agreement;

(iv)    the parties to each assignment (other than the Borrower) shall execute and deliver to the Administrative Agent an Assignment and Acceptance prepared by the Administrative Agent, and shall pay to the Administrative Agent a processing and recordation fee of $3,500; and

(v)    the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

Upon acceptance and recording pursuant to subsection (d) of this Section 10.04, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.09, 2.10 and 10.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (e) of this Section 10.04.

(c)    Maintenance of Register by the Administrative Agent. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Cleveland, Ohio a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of, and stated interest on, Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)    Effectiveness of Assignments. Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in subsection (b) of this Section 10.04 and any written consent to such assignment required by subsection (b) of this Section 10.04, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this subsection.

(e)    Participations. Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitments and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement and the other Loan Documents shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided, that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.02(b) that affects such Participant. Subject to subsection (f) of this Section 10.04, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.09 and 2.10 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section 10.04. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Commitments, Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(f)    Limitations on Rights of Participants. A Participant shall not be entitled to receive any greater payment under Section 2.09 or 2.10 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to receive a greater payment results from a change in Applicable Law that occurs after the Participant acquired the applicable participation. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.09 unless the Borrower is notified of the participation sold to such Participant.

(g)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any such pledge or assignment to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

(h)    No Assignments to the Borrower or Affiliates. Anything in this Section 10.04 to the contrary notwithstanding, no Lender may assign or participate any interest in the Commitments or the Loans held by it hereunder to the Borrower or any Affiliate or Subsidiary thereof without the prior consent of each Lender.

SECTION 10.05.    Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of the Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on the Loans, or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.09, 2.10 (to the extent provided therein), 10.03 and 10.11, Article IX and this Article X shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

SECTION 10.06.    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the Fee Letter and the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract between and among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” and words of like import herein shall be deemed to include electronic signatures, digital copies of a signatory’s manual signature, and deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 10.07.    Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 10.08.    Right of Setoff. If an Event of Default shall have occurred and be continuing, upon notice to the Administrative Agent, each Lender (and any affiliate thereof) is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other indebtedness at any time owing by such Lender (or such affiliate) to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender (or such affiliate), irrespective of whether or not such Lender (or such affiliate) shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender (and its affiliates) under this Section 10.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender (or its affiliates) may have.

SECTION 10.09.    Governing Law; Jurisdiction; Etc.

(a)    Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b)    Submission to Jurisdiction. The Borrower hereby irrevocably and unconditionally submits, for itself and its Property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court for the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its Property in the courts of any jurisdiction.

(c)    Waiver of Venue. The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in subsection (b) of this Section 10.09. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)    Service of Process. Each party to this Agreement irrevocably consents to service of process at the address provided for it in Section 10.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 10.10.    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 10.11.    Confidentiality.

(a)    Treatment of Certain Information. The Borrower acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to the Borrower or one or more of its Subsidiaries (in connection with this Agreement or otherwise) by the Administrative Agent, any Agent, any Lead Arranger or any Lender or by one or more Subsidiaries or Affiliates of the foregoing and the Borrower hereby authorizes the Administrative Agent, the Agents, the Lead Arrangers and each applicable Lender to share any information delivered to the Administrative Agent, such Agent, such Lead Arranger or such Lender by the Borrower and its Subsidiaries pursuant to this Agreement, or in connection with the decision of such Person to enter into this Agreement, to any such Subsidiary or Affiliate, it being understood that any such Subsidiary or Affiliate receiving such information shall be bound by the provisions of subsection (b) of this Section 10.11 as if it were a Lender hereunder. Such authorization shall survive the repayment of the Loans, the termination of the Commitments and the termination of this Agreement or any provision hereof.

(b)    Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed by any thereof (i) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this paragraph and to the execution of a confidentiality and front running letter substantially in the form of Exhibit E (with only such changes thereto as may be approved by the Administrative Agent and the Borrower), to (a) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, or (b) any actual or prospective party (or its related parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder; (vii) on a confidential basis to any rating agency in connection with rating the Borrower or its Subsidiaries or the facilities or the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to this Agreement and the credit facility contemplated hereby, (viii) on a confidential basis to any credit insurance provider relating to the Borrower and its obligations, (ix) with the consent of the Borrower or (x) to the extent such Information (A) becomes publicly available other than as a result of a breach of this paragraph or (B) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Loans and Commitments hereunder. For the purposes of this paragraph, “Information” means all information received from the Borrower relating to its business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 10.11(b) shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(c)    Material Non-Public Information. Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Borrower or its Subsidiaries, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information, (c) it will handle such material non-public information in accordance with applicable laws, including United States federal and state securities laws, (d) that some or all of the Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including, the Takeover Code, any securities law relating to insider dealing and market abuse, and accordingly, each of the Administrative Agent and the Lenders shall not use any Information for any unlawful purpose and (e) that it is aware of the terms and requirements of Practice Statement No.25 (Debt Syndication During Offer Periods) issued by the Panel.

SECTION 10.12.    USA PATRIOT ACT. Each Lender that is subject to the Patriot Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Patriot Act, the Beneficial Ownership Regulation and other applicable “know your customer” and anti-money laundering rules and regulations.

SECTION 10.13.    NO FIDUCIARY DUTY. The Administrative Agent, each Agent, each Lead Arranger, each Lender and their respective Affiliates (collectively, solely for purposes of this Section 10.13, the “Lenders”), may have economic interests that conflict with those of the Borrower, its stockholders or its Affiliates. The Borrower hereby agrees that nothing in the Loan Documents or otherwise will be deemed to create a fiduciary relationship or fiduciary duty between any Lender, on the one hand, and the Borrower, its stockholders or its Affiliates, on the other. The Borrower acknowledges and agrees that (a) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s length commercial transactions between the Lenders, on the one hand, and the Borrower, on the other, and (b) in connection therewith, no Lender has assumed a fiduciary responsibility in favor of the Borrower, its stockholders or its Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise the Borrower, its stockholders or its Affiliates on other matters). The Borrower hereby acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto.

SECTION 10.14.    Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)    the effects of any Bail-in Action on any such liability, including, if applicable:

(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

SECTION 10.15.    WAIVER OF JURY TRIAL. THE BORROWER AND EACH OTHER PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). THE BORROWER AND EACH OTHER PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.15.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

PARKER-HANNIFIN CORPORATION

By:	/s/ Todd M. Leombruno
Name: Todd M. Leombruno
Title: Executive Vice President and Chief Financial Officer

KEYBANK NATIONAL ASSOCIATION,
as the Administrative Agent and as a Lender

By:	/s/ Brian P. Fox
Name: Brian P. Fox
Title: Senior Vice President

Signature Page to

Term Loan Agreement

CITIBANK, N.A.,
as a Lender

By:	/s/ Susan M. Olsen
Name: Susan M. Olsen
Title: Vice President

BANK OF CHINA, NEW YORK BRANCH,
as a Lender

By:	/s/ Raymond Qiao
Name: Raymond Qiao
Title: Executive Vice President

BNP PARIBAS, as a Lender

By:	/s/ Christopher Sked
Name: Christopher Sked
Title: Managing Director

By:	/s/ Karim Remtoula
Name: Karim Remtoula
Title: Managing Director

MIZUHO BANK, LTD.,
as a Lender

By:	/s/ Donna Demagistris
Name: Donna DeMagistris
Title: Executive Director

PNC BANK, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Joseph G. Moran
Name: Joseph G. Moran
Title: Senior Vice President

THE TORONTO-DOMINION BANK, NEW YORK BRANCH, as a Lender

By:	/s/ Brian MacFarlane
Name: Brian MacFarlane
Title: Authorized Signatory

TRUIST BANK,
as a Lender

By:	/s/ Alexander Harrison
Name: Alexander Harrison
Title: Vice President

U.S. BANK NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Mark Irey
Name: Mark Irey
Title: Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION,
individually as a Lender

By:	/s/ Matt J. Perrizo
Name: Matt J. Perrizo
Title: Director

BARCLAYS BANK PLC, as a Lender

By:	/s/ Craig Mallory
Name: Craig Mallory
Title: Director

HSBC BANK USA, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Matthew W McLaurin
Name: Matthew W McLaurin
Title: Director, Global Banking

THE BANK OF NEW YORK MELLON,
as a Lender

By:	/s/ William M. Feathers
Name: William M. Feathers
Title: Director

COMMERZBANK AG, NEW YORK BRANCH,
as a Lender

By:	/s/ Ravelo Michael
Name: Michael Ravelo
Title: Managing Director

By:	/s/ Mathew Ward
Name: Mathew Ward
Title: Managing Director

MUFG BANK, LTD., as a Lender

By:	/s/ John Margetanski
Name: John Margetanski
Title: Director

THE NORTHERN TRUST COMPANY,
as a Lender

By:	/s/ John Di Legge
Name: John Di Legge
Title: Senior Vice President

BANCO BILBAO VIZCAYA ARGENTARIA, S.A. NEW YORK BRANCH,
as a Lender

By:	/s/ Cara Younger
Name: Cara Younger
Title: Executive Director

By:	/s/ Miriam Trautmann
Name: Miriam Trautmann
Title: Senior Vice President

DBS BANK LTD.,
as a Lender

By:	/s/ Josephine Lim
Name: Josephine Lim
Title: Senior Vice President

HUNTINGTON NATIONAL BANK,
as a Lender

By:	/s/ Brian H. Gallagher
Name: Brian H. Gallagher
Title: Managing Director

SUMITOMO MITSUI BANKING CORPORATION,
as a Lender

By:	/s/ Minxiao Tian
Name: Minxiao Tian
Title: Director

BANK OF COMMUNICATIONS CO., LTD., NEW YORK BRANCH, as a Lender

By:	/s/ Shaohui Yang
Name: Shaohui Yang
Title: General Manager

FIRST NATIONAL BANK OF PENNSYLVANIA,
as a Lender

By:	/s/ Christopher M. Clegg
Name: Christopher M. Clegg
Title: Senior Vice President

NATIONAL WESTMINSTER BANK PLC,
as a Lender

By:	/s/ Jonathan Eady
Name: Jonathan Eady
Title: Director

SANTANDER BANK, N.A., as a Lender

By:	/s/ Irv Roa
Name: Irv Roa
Title: Managing Director

UNICREDIT BANK AG, NEW YORK BRANCH,
as a Lender

By:	/s/ Christine MacInnes
Name: Christine MacInnes
Title: Director

By:	/s/ Peter Daugavietis
Name: Peter Daugavietis
Title: Director

ASSOCIATED BANK, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Adam F. Lutostanski
Name: Adam F. Lutostanski
Title: Group Senior Vice President

Signature Page to

Term Loan Agreement

SCHEDULE I

COMMITMENTS

Lender	Commitment Amount
KEYBANK NATIONAL ASSOCIATION	$166,000,000
CITIBANK, N.A.	$110,000,000
BANK OF CHINA, NEW YORK BRANCH	$110,000,000
BNP PARIBAS	$110,000,000
MIZUHO BANK, LTD.	$110,000,000
PNC BANK, NATIONAL ASSOCIATION	$110,000,000
THE TORONTO-DOMINION BANK, NEW YORK BRANCH	$110,000,000
TRUIST BANK	$110,000,000
U.S. BANK NATIONAL ASSOCIATION	$110,000,000
WELLS FARGO BANK, NATIONAL ASSOCIATION	$110,000,000
BARCLAYS BANK PLC	$80,000,000
HSBC BANK USA, NATIONAL ASSOCIATION	$80,000,000
THE BANK OF NEW YORK MELLON	$65,000,000
COMMERZBANK AG, NEW YORK BRANCH	$65,000,000
MUFG BANK, LTD.	$65,000,000
THE NORTHERN TRUST COMPANY	$65,000,000
BANCO BILBAO VIZCAYA ARGENTARIA, S.A. NEW YORK BRANCH	$56,000,000
DBS BANK LTD.	$56,000,000
HUNTINGTON NATIONAL BANK	$56,000,000
SUMITOMO MITSUI BANKING CORPORATION	$56,000,000
BANK OF COMMUNICATIONS CO., LTD., NEW YORK BRANCH	$35,000,000
FIRST NATIONAL BANK OF PENNSYLVANIA	$35,000,000
NATIONAL WESTMINSTER BANK PLC	$35,000,000
SANTANDER BANK, N.A.	$35,000,000
UNICREDIT BANK AG, NEW YORK BRANCH	$35,000,000
ASSOCIATED BANK, NATIONAL ASSOCIATION	$25,000,000

Total	$2,000,000,000

Schedule I to Term Loan Agreement

SCHEDULE II

[RESERVED]

Schedule II to Term Loan Agreement

SCHEDULE III

Liens

None.

Schedule III to Term Loan Agreement

SCHEDULE IV

Disclosed Matters

None.

Schedule IV to Term Loan Agreement